Exhibit 10.1

Execution Version

CREDIT AGREEMENT

among

FTAI INFRASTRUCTURE INC.,

as the Borrower,

The Guarantors

from time to time party hereto,

The Several Lenders
from time to time party hereto

and

BARCLAYS BANK PLC,
as Administrative Agent,

Dated as of August 25, 2025

BARCLAYS BANK PLC,

DEUTSCHE BANK SECURITIES INC.,

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:
1.1	Commitments
3.15	Subsidiaries
3.19	Filing Jurisdictions
5.10	Post-Closing

EXHIBITS:
A	Form of Compliance Certificate
B	Form of Closing Certificate
C-1	Form of Assignment and Acceptance
C-2	Form of Affiliated Lender Assignment and Acceptance
D	Form of Promissory Note
E	Form of Guarantee Agreement
F	Form of Solvency Certificate
G-1	Form of Funding Notice
G-2	Form of Continuation Notice
H-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders that are Not Partnerships for U.S. Federal Income Tax Purposes)
H-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants that are Not Partnerships for U.S. Federal Income Tax Purposes)
H-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
H-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Appendix A	Notice Addresses

CREDIT AGREEMENT, dated as of August 25, 2025, among FTAI INFRASTRUCTURE INC., a Delaware corporation (together with any successor thereto, the “Borrower”), the Guarantors from time to time party hereto, the several banks and other financial institutions or entities from time to time party hereto (the “Lenders”) and BARCLAYS BANK PLC (“Barclays”), as administrative agent (in such capacity, together with any successor appointed in accordance with Section 8.6, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, capitalized terms used in these recitals and not otherwise defined shall have the respective meanings set forth for such terms in Section 1.1;

WHEREAS, in connection with that certain Stock Purchase Agreement, dated as of August 6, 2025 (including the schedules, exhibits and disclosure letters thereto, the “Stock Purchase Agreement”), between Percy Acquisition LLC, a subsidiary of the Borrower (the “Buyer”), and WLE Management Partners, LP relating to the purchase and sale of 100.0% of the equity interests of The Wheeling Corporation, a Delaware corporation (the “Target”), pursuant to the Stock Purchase Agreement;

WHEREAS, in connection with the foregoing, the Borrower has requested that the Lenders extend credit in the form of Loans to the Borrower in an aggregate principal amount of $1,250,000,000 (the “Facility”) on the Closing Date;

WHEREAS, the Borrower shall use the proceeds of the Loans, together with the proceeds of the Rail Co. Series A Preferred Units and cash on hand, to, as applicable, (i) fund the Acquisition, (ii) consummate the Refinancing, (iii) refinance existing leases of the Target and (iv) pay certain fees and expenses incurred in connection with or in anticipation of the foregoing, in each case, on the Closing Date; and

WHEREAS, the Lenders are willing to make available to the Borrower the Loans described herein upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:

Section 1.             DEFINITIONS

Section 1.1          Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Accounting Change”:  as defined in Section 9.15 hereto.

“Acquired Indebtedness”:  with respect to any specified Person,

(a)          Indebtedness of any other Person existing at the time such other Person is consolidated with, amalgamated or merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person consolidating with, amalgamating or merging with or into or becoming a Subsidiary of such specified Person; and

(b)          Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition”:  the acquisition by Buyer of the Target pursuant to the Stock Purchase Agreement.

“Adjusted Daily Simple SOFR”:  an interest rate per annum equal to Daily Simple SOFR; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate”:  for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent”:  as defined in the preamble hereto.

“Affected Financial Institution”:  (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender”:  as defined in Section 2.15(e) hereto.

“Affected Loans”:  as defined in Section 2.15(e) hereto.

“Affiliate”:  as to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For the purposes of this Agreement, Fortress and its Affiliates and any publicly traded entity managed by Fortress or any of its Affiliates, shall be deemed to be “Affiliates” of each Loan Party; provided that Mubadala Capital, a wholly owned asset management subsidiary of Mubadala Investment Company, and its Affiliates (except for Foundation Holdco LP and its controlled affiliates) shall not be deemed “Affiliates” of each Loan Party.

“Affiliate Transaction”:  as defined in Section 6.5(a) hereto.

“Affiliated Lender”:  any (a) Non-Debt Fund Affiliate, (b) the Borrower and/or (c) any Subsidiary of the Borrower.

“Affiliated Lender Assignment and Acceptance”:  an agreement substantially in the form of Exhibit C-2.

“Affiliated Lender Cap”:  as defined in Section 9.6(d)(iv) hereto.

“Agent”:  the Administrative Agent and any other Person appointed under the Loan Documents to serve in an agent or similar capacity.

“Agent Parties”:  as defined in Section 9.2 hereto.

“Aggregate Amounts Due”:  as defined in Section 2.14 hereto.

“Agreement”:  this Credit Agreement.

“Agreement Currency”:  as defined in Section 9.17(b) hereto.

“Anti-Money Laundering Laws”:  as defined in Section 3.22(a) hereto.

“Applicable Creditor”:  as defined in Section 9.17(b) hereto.

“Applicable Margin”:  (a) with respect to Base Rate Loans, the Base Rate plus 3.00% per annum, and (b) with respect to Term Benchmark Loans, the Adjusted Term SOFR Rate plus 4.00% per annum.

“Arrangers”:  Barclays, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., each in its capacity as a joint lead arranger and joint bookrunner.

“Asset Sale”:

(a)         the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a sale and leaseback) of the Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(b)         the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 6.3 or the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law);

in each case, other than:

(i)         a disposition of Cash Equivalents, or dispositions of any surplus, obsolete, unnecessary, unsuitable, damaged or worn-out assets in the ordinary course of business, or dispositions of abandoned, lost, destroyed or stolen assets or assets no longer used, useful or economically practicable to maintain, or any disposition of inventory or goods held for sale in the ordinary course of business;

(ii)        the disposition of all or substantially all the assets of the Borrower in a manner permitted under Section 6.9 or any disposition that constitutes a Change of Control pursuant to this Agreement;

(iii)       the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 6.1;

(iv)        any issuance or sale of Equity Interests of the Borrower;

(v)         any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value of less than $10,000,000;

(vi)        any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

(vii)        to the extent qualifying for tax free treatment under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(viii)       the lease, assignment, sub-lease or license of any assets or real or personal property, including the sale of assets to lease customers upon termination of any of the foregoing pursuant to the terms thereof, in each case in the ordinary course of business;

(ix)         the sale of an Investment in Carbonfree Chemicals Holdings, LLC;

(x)          sale-leaseback transactions to the extent permitted by this Agreement;

(xi)         foreclosures, condemnations or any similar actions on assets;

(xii)       (1) any disposition of Securitization Assets in connection with any Qualified Securitization Financing and (2) the sale or discount of accounts receivable arising (x) in connection with the Credit Facilities or (y) in the ordinary course of business in connection with the compromise or collection thereof or in bankruptcy or similar proceedings;

(xiii)      the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, in each case, in the ordinary course of business;

(xiv)       the creation of a Lien permitted under this Agreement;

(xv)       the licensing or sub-licensing of Intellectual Property and software or other general intangibles in the ordinary course of business;

(xvi)       the unwinding of any Hedging Obligations;

(xvii)    sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(xviii)    any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including sale leasebacks and asset securitizations permitted by this Agreement.

“Assignee”:  as defined in Section 9.6(c) hereto.

“Assignment and Acceptance”:  an agreement substantially in the form of Exhibit C-1 (or, in the case of an assignment to an Affiliated Lender, an Affiliated Lender Assignment and Acceptance).

“Assignor”:  as defined in Section 9.6(c) hereto.

“Available Tenor”:  as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.15(a)(v).

“Bail-In Action”:  the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”:  (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event”:  with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Bankruptcy Law”:  Title 11, U.S. Code or any similar federal or state law for the relief of debtors as amended from time to time.

“Barclays”:  as defined in the preamble hereto.

“Base Rate”:  for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1.0% and (c) the Adjusted Term SOFR Rate for a one (1) month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology).  Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively.  If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.15 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.15(a)(ii)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.0% per annum, such rate shall be deemed to be 1.0% per annum for purposes of this Agreement.

“Base Rate Loans”:  Loans for which the applicable rate of interest is based on the Base Rate.

“Benchmark”:  initially, with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.15.

“Benchmark Replacement”:  for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)          the Adjusted Daily Simple SOFR; or

(b)         the sum of:  (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”:  with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes”:  with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”:  with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a)         in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)         in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

“Benchmark Transition Event”:  with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a)        a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”:  with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15.

“Beneficial Ownership Certification”:  a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”:  31 C.F.R. § 1010.230.

“BHC Act Affiliate”:  an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”:  (a) with respect to any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (b) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (c) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function.  Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Borrower”:  as defined in the preamble hereto.

“Borrower Materials”:  as defined in Section 9.2 hereto.

“Borrower Obligations”:  the collective reference to the unpaid principal of and interest on the Loans, and all other obligations and liabilities of the Borrower (including interest accruing at the then applicable rate provided herein after the maturity of the Loans and interest, fees and expenses accruing after the filing of any petition in bankruptcy (or which, but for the filing of such petition, would be accruing), or the commencement of any insolvency, reorganization or like case or proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest, fees or expenses is allowed or allowable in such case or proceeding) to any Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, any Guarantee Agreement, the Security Agreement or the other Loan Documents or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise.

“Borrowing”:  Loans of the same Type made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Business Day”:  any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York or the place of payment.

“Buyer”: as defined in the recitals hereto.

“Calculation Date”:  as defined in Section 1.6(a) hereto.

“Capital Stock”:

(a)          in the case of a corporation, corporate stock;

(b)       in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)        in the case of a partnership, limited liability company or business trust, partnership, membership or beneficial interests (whether general or limited) or shares in the capital of a company; and

(d)         any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (but excluding from the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock).

“Capitalized Lease Obligation”:  an obligation that is required to be classified and accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight line or operating lease) for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid or terminated by the lessee without payment of a penalty; provided that leases that are required to be classified and accounted for as capital leases in accordance with GAAP solely because of the duration of the term of the lease or the fact that the present value of the minimum lease payments of the equipment subject to such lease exceeds 90.0% of the Fair Market Value of such equipment shall not be deemed to be Capitalized Lease Obligations.

“Captive Insurance Subsidiary”:  a captive subsidiary of the Borrower formed or acquired to provide insurance to the Borrower or its Subsidiaries.

“Cash Equivalents”:

(a)          United States dollars;

(b)          pounds sterling;

(c)          euro, or any national currency of any participating member state in the European Union;

(d)          Canadian dollars;

(e)         Australian dollars;

(f)         in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(g)       securities issued or directly and fully and unconditionally guaranteed or insured by the United States of America or Canadian government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twenty-four (24) months or less from the date of acquisition;

(h)         certificates of deposit, time deposits and eurodollar time deposits with maturities of twenty-four (24) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twenty-four (24) months and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000;

(i)          repurchase obligations for underlying securities of the types described in clauses (d) and (e) of this definition entered into with any financial institution meeting the qualifications specified in clause (e) of this definition;

(j)          commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within twenty-four (24) months after the date of creation thereof;

(k)          investment funds investing 95.0% of their assets in securities of the types described in clauses (a) through (j) of this definition;

(l)          readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Province of Canada having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of twenty-four (24) months or less from the date of acquisition; and

(m)       Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of twenty-four (24) months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) through (e) of this definition; provided that such amounts are converted into any currency listed in clauses (a) through (e) of this definition as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Flow After Debt Service”:  with respect to any period, the aggregate of the following for such period:

(a)          the Net Income of the Subsidiaries and each of their respective Subsidiaries; plus

(b)       Consolidated Depreciation and Amortization Expense for such period to the extent such depreciation and amortization were deducted in computing Net Income set forth in clause (a) above; plus

(c)          any loss (or minus any gain) related to the disposition of assets; plus

(d)       any other non-cash charges reducing Net Income set forth in clause (a) above for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

(e)          any Net Proceeds from any Asset Sales (subject to any applicable reinvestment rights); minus

(f)        any voluntary or mandatory prepayments in respect of the principal amount of any Indebtedness of the Subsidiaries (plus any payments of interest, fees, expenses or charges or any amortization paid in respect of such Indebtedness); minus

(g)        the amount of any cash dividends or dividend equivalents paid to the holders of the Rail Co. Equity Securities to the extent permitted by this Agreement; minus

(h)         any maintenance capital expenditures for the period and maintenance capital expenditures reasonably expected to be incurred in the immediately succeeding period.

“Cash-Trap Account”:  a deposit account of the Borrower that has been designated as the “Cash-Trap Account” by the Borrower to the Administrative Agent and, subject to Section 5.10, is subject to a first-priority perfected security interest and a control agreement in favor of the Administrative Agent for the benefit of the Lenders.

“Cash-Trap Monthly Amount”:  with respect to any month, subject to Section 2.11(h), the lesser of (a) 100% of Cash Flow After Debt Service of all of the Restricted Subsidiaries for such month and (b) the excess of (i) the Required Cash-Trap Account Balance over (ii) the balance in the Cash-Trap Account at the time payment is made pursuant to Section 2.11(h).

“CFC”:  a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law”:  the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control”:

(a)         any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Investors, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares representing more than 50.0% of the voting power of the Borrower’s Voting Stock; or

(b)       (i) all or substantially all the assets of the Borrower and the Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Investors or (ii) the Borrower consolidates, amalgamates or merges with or into another Person or any Person consolidates, amalgamates or merges with or into the Borrower, in either case under this clause (b), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Borrower immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing a majority of the total voting power of the Voting Stock of the Borrower, or the applicable surviving or transferee Person; provided that this clause (b) shall not apply (1) in the case where immediately after the consummation of the transactions Permitted Investors beneficially own Voting Stock representing in the aggregate a majority of the total voting power of the Borrower, or the applicable surviving or transferee Person, or (2) to any consolidation, amalgamation or merger of the Borrower with or into (x) a corporation, limited liability company or partnership or (y) a wholly-owned subsidiary of a corporation, limited liability company or partnership that, in either case, immediately following the transaction or series of transactions, has no Person or group (other than Permitted Investors), which beneficially owns Voting Stock representing 50.0% or more of the voting power of the total outstanding Voting Stock of such entity and, in the case of clause (y) above, the parent of such wholly-owned subsidiary guarantees the Borrower Obligations.

For purposes of this definition, any direct or indirect holding company of the Borrower shall not itself be considered a “person” or “group” for purposes of clause (a) of this definition; provided that no “person” or “group” (other than the Permitted Investors) beneficially owns, directly or indirectly, more than 50.0% of the total voting power of the Voting Stock of such holding company.

“Closing Date”:  August 25, 2025 (the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 9.1) and the Loans are funded).

“CME Term SOFR Administrator”:  CME Group Benchmark Administration Limited as administrator of the forward-looking Term SOFR (or a successor administrator selected by the Administrative Agent in its reasonable discretion).

“Code”:  the Internal Revenue Code of 1986, as amended.

“Collateral”:  all of the assets and property of the Borrower securing or purported to secure any Obligations, other than Excluded Assets.

“Commitment”:  the commitment of a Lender to make or otherwise fund a Loan and “Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Commitment is set forth on Schedule 1.1.  The aggregate amount of the Commitments as of the Closing Date is $1,250,000,000.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer of the Borrower, substantially in the form of Exhibit A.

“Connection Income Taxes”:  Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Expense”:  with respect to any Person for any period, the total amount of depreciation and amortization expense, including any amortization of deferred financing fees, amortization in relation to terminated Hedging Obligations and amortization of lease discounts and premiums and lease incentives, but excluding any items which are classified as Consolidated Interest Expense in accordance with GAAP, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense”:  with respect to any Person for any period, the sum, without duplication, of:

(a)         consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of or hedge ineffectiveness expenses of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Accounting Standards Codification 815-Derivatives and Hedging), and (iii) all commissions, discounts and other fees and charges owed with respect to letters of credit or relating to any Qualified Securitization Financing; and excluding (i) non-cash interest expense attributable to the amortization of gains or losses resulting from the termination prior to the Closing Date of Hedging Obligations, (ii) the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations, (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and any expensing of other financing fees (including any expense resulting from bridge, commitment and other financing fees), (iv) amortization of fair value debt discounts and (v) any expense resulting from the application of debt modification accounting or, if applicable, purchase accounting in connection with any acquisition), and

(b)          consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less

(c)          interest income for such period.

“Consolidated Net Income”:  with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that:

(a)       any net after tax extraordinary, non-recurring or unusual gains or losses, including sales or other dispositions of assets under a Securitization Financing other than in the ordinary course of business (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation and new product introductions) shall be excluded;

(b)          the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(c)         any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded;

(d)        any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by such Person, shall be excluded;

(e)         the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided, however, that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(f)          [reserved];

(g)        the effects of adjustments resulting from the application of recapitalization accounting or purchase accounting in relation to any acquisition that is consummated after the Closing Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(h)         any net after-tax loss from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(i)      any net after-tax gains or losses resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles – Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets” or Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity – Overall – Recognition” shall be excluded;

(j)          any net after-tax gain (loss) arising from changes in the fair value of derivatives shall be excluded;

(k)          any net after-tax valuation allowance against a deferred tax asset shall be excluded;

(l)         amortization of (i) fair value lease premiums and discounts, (ii) lease incentives, (iii) fair value debt discounts, and (iv) debt discounts in respect of Indebtedness issued prior to the Closing Date shall be excluded;

(m)        any restoration to income of any contingency reserve of an extraordinary, non-recurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Closing Date shall be excluded;

(n)          any net after-tax effect of accretion of accrued interest on discounted liabilities shall be excluded;

(o)          any non-cash tax expense pursuant to reversals of deferred tax assets shall be excluded; and

(p)         any net after-tax effect of non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

Notwithstanding the foregoing, for the purpose of Section 6.1 only (other than Section 6.1(b)(xx) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Borrower and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Borrower and the Restricted Subsidiaries, or any repayments of loans and advances which constitute Restricted Investments by the Borrower or any Restricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 6.1 pursuant to Section 6.1(b)(xx) thereof.

 “Contingent Obligations”:  with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(a)          to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)          to advance or supply funds:

(i)           for the purchase or payment of any such primary obligation, or

(ii)         to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)        to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuation Date”:  the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Continuation Notice.

“Continuation Notice”:  a Continuation Notice substantially in the form of Exhibit G-2.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“control”: as defined in the definition of “Affiliate” hereto.

“Control Investment Affiliate”:  as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) exists primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Corresponding Tenor”:  with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”:  any of the following:

(a)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)          a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party”:  as defined in Section 9.22(a) hereto.

“Credit Facilities”:  one or more debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables), letters of credit or other long-term indebtedness, including any guarantees, collateral documents, mortgages, instruments and agreements executed in connection therewith, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“Credit Party”:  the Administrative Agent and each Lender.

“Customer Contracts”:  contracts entered into by the Borrower or any of its Restricted Subsidiaries for the sale, lease and/or other provision of products, goods and services by the Borrower or any such Restricted Subsidiary (i) that require the payment to the Borrower or any Restricted Subsidiary of a minimum amount or the delivery of the Borrower or any Restricted Subsidiary of minimum volumes, which payments are required pursuant to such contracts to continue for a period of time ending no earlier than June 1, 2027 (the provisions of the contracts that require such payments, the “Minimum Delivery Clauses”) and (ii) for which the payments to the Borrower or any Restricted Subsidiary or delivery by the Borrower or any Restricted Subsidiary, as applicable, pursuant to the Minimum Delivery Clauses have commenced.

“Daily Simple SOFR”:  for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Fund Affiliate”:  any Affiliate of the Borrower, Fortress or a Permitted Investor (other than a natural person, the Borrower or any of its Subsidiaries) that is a bona fide debt fund or investment vehicle that is primarily engaged in, or advises (or whose general partner or manager advises (as appropriate)) funds or other investment vehicles that are primarily engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which no personnel making investment decisions in respect of such affiliate are engaged in making investment decisions with respect to the equity investment in the Borrower and its Subsidiaries.

“Debtor Relief Laws”:  the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”:  any of the events or conditions specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.  For the avoidance of doubt, a Demand Failure Event shall not constitute or result in a Default.

“Default Right”:  the meaning assigned to that term in, and interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”:  any Lender that:

(a)         has failed, within two (2) Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans or (ii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied,

(b)         has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit,

(c)         has failed, within three (3) Business Days after request by a Credit Party made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or

(d)          has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event or Bail-In Action.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19) upon delivery of written notice of such determination to the Borrower and each other Lender.

“Demand Failure Event”:  as defined in the Fee Letter.

“Demand Notes”:  the issued debt securities of the Borrower issued pursuant to the Fee Letter.

“Designated Preferred Stock”:  preferred stock of the Borrower that is issued after the Closing Date for cash and is designated as Designated Preferred Stock, the cash proceeds of which are contributed to the capital of the Borrower.

“Disposition”:  with respect to any Property, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer, exchange or other disposition thereof (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal (and whether effected pursuant to a Division or otherwise), with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Institution”:  (a) certain Persons previously identified by name in writing by the Borrower to the Arrangers on or prior to the Closing Date, (b) any Person that is a competitor of the Borrower and/or any of its Subsidiaries that in either case has been identified by name in writing by the Borrower to the Administrative Agent and (c) any Affiliate of any Person described in clauses (a) or (b) above (other than a Debt Fund Affiliate of any Person described in clause (b) above) identified by name in writing by the Borrower to the Administrative Agent or that is clearly identifiable as an Affiliate of a Person described in clause (a) or (b) above solely on the basis of such Affiliate’s name; provided that no such written notice or identification shall apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in the Loans or Commitments that were effective prior to the effective date of such designation.

“Disqualified Stock”:  with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date ninety-one (91) days after the Maturity Date; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dividing Person”:  as defined in the definition of “Division.”

“Division”:  the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor”:  any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division.  A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“EBITDA”:  with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus (without duplication):

(a)          collections of the principal portion of any direct finance leases; plus

(b)         provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income; plus

(c)          Consolidated Interest Expense (and other components of Fixed Charges to the extent changes in GAAP after the Closing Date result in such components reducing Consolidated Net Income) of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, including any non-cash interest charges calculated in accordance with GAAP; plus

(d)       Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income; plus

(e)       any fees, expenses or charges, or any amortization thereof, related to any equity offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by this Agreement (whether or not successful) or any repayment of Indebtedness, including such fees, expenses or charges related to the issuance of the Demand Notes or the offering of the Refinancing Notes, and deducted in computing Consolidated Net Income, and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring costs incurred during such period as a result of any such transaction; plus

(f)          any loss (or minus any gain) related to the disposition of assets; plus

(g)        the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date; plus

(h)         any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

(i)          the amount of any non-controlling interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests); plus

(j)          expenses related to the implementation of new accounting pronouncements and other regulatory requirements; plus

(k)          any net loss (or minus any gain) resulting from currency exchange risk Hedging Obligations; plus

(l)          foreign exchange loss (or minus any gain) on debt; plus

(m)      Securitization Fees and the amount of loss on sale of Securitization Assets and related assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing, to the extent deducted in determining Consolidated Net Income; less

(n)        non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period; plus

(o)         any other extraordinary, non-recurring or unusual losses (or minus any other extraordinary, non-recurring or unusual gain); plus

(p)          other recurring cash revenue received; plus

(q)         (i) with respect to any Customer Contract for which the Borrower believes in good faith that it will receive payment, solely for the first four fiscal quarters following the commencement of the payments to the Borrower or any Restricted Subsidiary or delivery by the Borrower or any Restricted Subsidiary, as applicable, pursuant to the Minimum Delivery Clauses thereof, the aggregate amount of “run rate” income that would have been earned pursuant to the Minimum Delivery Clauses of Customer Contracts entered into on or prior to the last day of such period (net of actual income earned pursuant to such Customer Contracts during such period) as estimated by the Borrower in good faith as if such Customer Contract had been entered into at the beginning of such period and determined assuming the contracted pricing pursuant to the Minimum Delivery Clauses for such Customer Contract was applicable during the entire period, less (ii) any actual income earned but not received under any Customer Contract that was canceled or otherwise terminated in accordance with its terms during such period, or for which the Borrower has received notice that such cancellation or termination will occur;

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“EEA Financial Institution”:  (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”:  (a) any of the member states of the European Union, (b) Iceland, (c) Liechtenstein and (d) Norway.

“EEA Resolution Authority”:  any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”:  an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Environment”:  ambient air, indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, sediments and natural resources such as wetlands, flora and fauna.

“Environmental Claim”:  any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order, or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with the presence, Release of, or exposure to, any Hazardous Materials; or (c) in connection with any actual or alleged damage, injury, threat, or harm to the Environment.

“Environmental Laws”:  any and all Laws regulating, relating to or imposing liability or standards of conduct concerning pollution, protection or regulation of the Environment or human health or safety in connection with exposure to Hazardous Materials, as has been, is now, or may at any time hereafter be, in effect and including the common law insofar as it relates to any of the foregoing.

“Environmental Permits”:  any and all Permits required under, or issued pursuant to, any Environmental Law and including the common law insofar as it relates to any of the foregoing.

“Equal Lien Priority”:  with respect to specified Indebtedness, such Indebtedness is secured by a Lien that is equal in priority to the Liens on specified Collateral (but without regard to control of remedies) and is subject to the Equal Priority Intercreditor Agreement (or such other intercreditor agreement having substantially similar terms as the Equal Priority Intercreditor Agreement, taken as a whole).

“Equal Priority Intercreditor Agreement”:  shall have the meaning assigned to such term in the definition of “Equal Priority Obligations.”

“Equal Priority Obligations”:  any Obligations with respect to any Indebtedness permitted to be incurred under this Agreement that are (and are permitted by this Agreement to be) secured by a Lien that is equal in priority to the Liens securing the Obligations and is subject to a customary market form (as reasonably determined by the Administrative Agent and the Borrower as set forth in an Officer’s Certificate delivered to the Borrower) equal priority intercreditor agreement among the Administrative Agent and the authorized agents of any holders of Equal Priority Obligations (such intercreditor agreement, as the same may be amended, restated, renewed, replaced or otherwise modified from time to time, an “Equal Priority Intercreditor Agreement”).

“Equity Interests”:  Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Erroneous Payment”:  as defined in Section 8.10(a) hereto.

“Erroneous Payment Deficiency Assignment”:  as defined in Section 8.10(d) hereto.

“Erroneous Payment Impacted Loans”:  as defined in Section 8.10(d) hereto.

“Erroneous Payment Return Deficiency”:  as defined in Section 8.10(d) hereto.

“Erroneous Payment Subrogation Rights”:  as defined in Section 8.10(d) hereto.

“EU Bail-In Legislation Schedule”:  the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”:  any of the events or conditions specified in Section 7.1(a); provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.  For the avoidance of doubt, a Demand Failure Event shall not constitute or result in an Event of Default.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets”:

(a)       (i) the Equity Interests of any (A) Captive Insurance Subsidiary, (B) not-for-profit or special purpose Subsidiary, (C) Excluded Pledged Subsidiary or (D) Securitization Subsidiary and/or (ii) Voting Stock representing in excess of 65.0% of the Voting Stock of any CFC or FSHCO, except in the case of this clause (ii) to the extent that a pledge of such excess Voting Stock would not reasonably be expected to result in an adverse tax consequence to the Borrower or any Restricted Subsidiary;

(b)        any intent-to-use (or similar) trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” notice and/or filing with respect thereto;

(c)         any asset, the grant of a security interest in which would (i) require any governmental consent, approval, license or authorization that has not been obtained, (ii) be prohibited by applicable requirements of law, except, in each case of clause (i) above and this clause (ii), to the extent such requirement or prohibition would be rendered ineffective under the UCC or any other applicable law notwithstanding such requirement or prohibition; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in clause (i) or clause (ii) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable law notwithstanding the relevant requirement or prohibition or (iii) result in material adverse tax consequences to the Borrower or any of its direct or indirect Subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent;

(d)         (i) any leasehold real property interests and (ii) any fee owned real property that is not a Material Real Estate Asset or that is located in a “special flood zone,” unless the portion of such property that is located in the “special flood zone” is legally subdivided, in which case only the portion of such property, including any improvements thereon, that is in the “special flood zone”;

(e)          any interest in any partnership, joint venture or non-Wholly-Owned Subsidiary that cannot be pledged without (i) the consent of one or more third parties other than the Borrower or any of its Restricted Subsidiaries under the Organizational Documents (and/or shareholders’ or similar agreement) of such partnership, joint venture or non-Wholly-Owned Subsidiary or (ii) giving rise to a “right of first refusal,” a “right of first offer” or a similar right permitted or otherwise not prohibited by the terms of this Agreement that may be exercised by any third party other than the Borrower or any of its Restricted Subsidiaries in accordance with the Organizational Documents (and/or shareholders’ or similar agreement) of such partnership, joint venture or non-Wholly-Owned Subsidiary except, in each case of clause (i) above and this clause (ii), to the extent such requirement or prohibition would be rendered ineffective under the UCC or any other applicable law notwithstanding such requirement or prohibition;

(f)          (i) assets subject to certificates of title, (ii) letter-of-credit rights not constituting supporting obligations of other Collateral and (iii) commercial tort claims with a value (as reasonably estimated by the Borrower) of less than $10,000,000, except, in each case of clauses (i) through (iii), to the extent a security interest therein can be perfected solely by the filing of a UCC financing statement;

(g)          any margin stock;

(h)       any lease, license or other agreement or contract or any asset subject thereto (including pursuant to a purchase money security interest, Capitalized Lease Obligations or similar arrangement) that is, in each case, permitted by this Agreement to the extent that the grant of a security interest therein would violate or invalidate such lease, license or agreement or contract or purchase money, Capitalized Lease Obligations or similar arrangement, in each case, to the extent permitted by this Agreement, or trigger a right of termination in favor of any other party thereto (other than the Borrower or any of its Restricted Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC or any other applicable law; it being understood that the term “Excluded Asset” shall not include any proceeds or receivables arising out of any asset described in this clause (h) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable law notwithstanding the relevant requirement or prohibition;

(i)        any asset with respect to which the Borrower and the Administrative Agent have reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the Borrower or any Guarantor to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the Administrative Agent for the benefit of the Secured Parties, which determination is evidenced in writing; provided that such asset does not secure (or purport to secure) any Equal Priority Obligations or Junior Priority Obligations;

(j)          Securitization Assets (i) disposed of to any Securitization Subsidiary in connection with a Qualified Securitization Financing or (ii) otherwise pledged, factored, transferred or sold in connection with any Qualified Securitization Financing; and

(k)         any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction) except to the extent such requirement or prohibition would be rendered ineffective under the UCC or any other applicable law notwithstanding such requirement or prohibition; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any the foregoing assets to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable law notwithstanding the relevant requirement or prohibition.

Terms defined in the UCC that are not otherwise defined in this Agreement are used in this definition as defined in the UCC.

“Excluded Pledged Subsidiary”:  (a) any Subsidiary that is prohibited by applicable law from having a Lien granted on its Equity Interests except to the extent such prohibition would be rendered ineffective under the UCC or any other applicable law notwithstanding such prohibition, (b) [reserved], (c) any Subsidiary that is not a Material Subsidiary and (d) any Subsidiary that is prohibited by the terms of a contractual obligation not otherwise prohibited by this Agreement that is in effect on the date such Subsidiary is acquired by the Borrower, so long as such prohibition was not incurred in connection with or in contemplation of the acquisition of such Subsidiary, from having a Lien granted on its Equity Interests.

“Existing Indebtedness”:  Indebtedness in existence on the Closing Date of the Borrower and the Restricted Subsidiaries, plus interest accruing thereon, other than any Indebtedness that will be terminated upon consummation of the Refinancing.

“Facility”:  as defined in the recitals hereto.

“Fair Market Value”:  the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief executive officer, chief financial officer, chief accounting officer or controller of the Borrower or the Restricted Subsidiary, which determination will be conclusive (unless otherwise provided in this Agreement).

“FASB”:  the Financial Accounting Standards Board of the American Institute of Certified Public Accountants.

“FATCA”:  as defined in Section 2.17(a) hereto.

“FCPA”:  as defined in Section 3.22(b) hereto.

“Federal Funds Effective Rate”:  for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.

“Fee Letter”:  that certain Fee Letter, dated as of August 6, 2025, by and among the Borrower, Barclays and Deutsche Bank Securities Inc., as amended restated, amended and restated, supplemented or otherwise modified from time to time.

“Fitch”:  Fitch Ratings or any of its successors or assigns that is a nationally recognized statistical rating organization within the meaning of Rule 3(a)(62) under the Exchange Act.

“Fixed Charge Coverage Ratio”:  with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period.

“Fixed Charges”:  with respect to any Person for any period, the sum of:

(a)          Consolidated Interest Expense;

(b)        all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including the Series B GCM Securities, the Rail Co. Series A Preferred Units and any series of Designated Preferred Stock) or any Refunding Capital Stock of such Person; and

(c)          all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock.

“Floor”:  the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable.  For the avoidance of doubt the initial Floor for each of the Federal Funds Effective Rate, the NYFRB Rate, the Adjusted Term SOFR Rate and the Adjusted Daily Simple SOFR shall be zero.

“Foreign Employee Benefit Plan”:  any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the FTAI Group Members, but which is not covered by ERISA pursuant to ERISA Section 4(b)(4).

“Foreign Lender”:  as defined in Section 2.17(g)(ii) hereto.

“Foreign Subsidiary”:  with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state thereof or the District of Columbia.

“Fortress”:  Fortress Investment Group LLC.

“FSHCO”:  any Subsidiary of the Borrower, substantially all of whose assets are Equity Interests in, and (if applicable) indebtedness of, one or more Subsidiaries that are CFCs or other Subsidiaries described in this definition of “FSHCO.”

“FTAI Group Members”:  the Borrower and each Restricted Subsidiary of the Borrower.

“Funding Notice”:  a notice substantially in the form of Exhibit G-1.

“GAAP”:  generally accepted accounting principles in the United States of America which are in effect on the Closing Date (except with respect to accounting for capital leases, as to which such principles in effect for the Borrower on December 31, 2018, shall apply).  At any time after the Closing Date, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP for purposes of calculations hereunder and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided that calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP.  The Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent.

“Governmental Authority”:  any federal, state, provincial, municipal, national or other government, governmental department, commission, board, bureau, authority, court, central bank, agency, regulatory body or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supranational bodies such as the European Union or the European Central Bank).

“Granting Lender”:  as defined in Section 9.6(g) hereto.

“Guarantee”:  the guarantee by any Guarantor of the Obligations.

“Guarantee Agreements”:  collectively, (a) the Guarantee Agreement, substantially in the form of Exhibit E, in favor of the Administrative Agent for the benefit of the Lenders and governed by the Laws of the State of New York, and (b) any such other guarantee made in favor of the Administrative Agent for the benefit of the Lenders in form and substance reasonably satisfactory to the Administrative Agent, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantor Obligations”:  all obligations and liabilities of any Guarantor (including interest, fees and expenses after the filing of any petition in bankruptcy (or which, but for the filing of such petition, would be accruing), or the commencement of any insolvency, reorganization, examinership or like proceeding, relating to such Guarantor, whether or not a claim for post-filing or post-petition interests, fees or expenses is allowed or allowable in such proceeding) which arise under or in connection with this Agreement, any Guarantee Agreement, any other Loan Document, in each case whether on account of principal, interest, guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise.

“Guarantors”:  any Person that executes a Guarantee in accordance with the provisions of this Agreement and its respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of this Agreement.  As of the Closing Date, there are no Guarantors.

“Hazardous Materials”:  any material, substance, chemical, or waste (or combination thereof) that (a) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, or words of similar meaning or effect under any Environmental Law; or (b) can form the basis of any liability under any Environmental Law, including any Environmental Law relating to petroleum, petroleum products, asbestos, urea formaldehyde, radioactive materials, polychlorinated biphenyls and toxic mold.

“Hedging Obligations”:  with respect to any Person, the obligations of such Person under:

(a)         currency exchange, interest rate, inflation or commodity swap agreements, currency exchange, interest rate, inflation or commodity cap agreements and currency exchange, interest rate, inflation or commodity collar agreements; and

(b)         other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates, inflation or commodity prices.

“Historical Borrower Financial Statements”:  (a) audited consolidated balance sheets and related consolidated statements of operations, comprehensive (loss) income, changes in equity and cash flows for the three (3) most recently completed fiscal years of the Borrower ended prior to the Closing Date (and the related audit reports); and (b) unaudited consolidated balance sheets and related consolidated statements of operations, comprehensive (loss) income, changes in equity and cash flows for each subsequent fiscal quarter of the Borrower ended more than forty-five (45) days prior to the Closing Date.

“Historical Target Financial Statements”:  (a) consolidated, audited balance sheets as of June 30, 2024, and June 30, 2023, in each case, the related statements of income, changes in stockholder’s equity and cash flows for the years then ended, (b) (i) the unaudited, consolidated balance sheet of the Target and its Subsidiaries as of March 31, 2025, and the related statements of income, changes in stockholder’s equity and cash flows for the fiscal year-to-date period then ended and (ii) the unaudited, consolidated balance sheet of the Target and its Subsidiaries as of May 31, 2025, and the related statements of income, changes in stockholder’s equity and cash flows for the eleven (11)-month period then ended and (c) such other financial statements actually received by the Borrower with respect to the Target and its Subsidiaries pursuant to Section 5.11 of the Stock Purchase Agreement.

“IFRS”:  the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time, to the extent applicable to the relevant financial statements.

“Increased Amount”:  as defined in Section 6.6 hereto.

“Increased Cost Lender”:  as defined in Section 2.19 hereto.

“incur” and “incurrence”:  as defined in Section 6.3(a) hereto.

“Indebtedness”:  with respect to any Person:

(a)          any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i)           in respect of borrowed money;

(ii)        evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof);

(iii)       representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations but excluding any lease obligations that do not constitute a Capitalized Lease Obligation pursuant to the proviso contained in the definition thereof), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (B) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is no longer contingent and (C) any purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller; or

(iv)         representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b)         to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business; provided that the amount of Indebtedness of any Person for purposes of this clause (b) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) solely in the case of Non-Recourse Indebtedness of the Borrower or a Restricted Subsidiary, the Fair Market Value of the property encumbered thereby as determined by such Person in good faith; and

(c)         to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided that, notwithstanding the foregoing, Indebtedness shall be deemed not to include:  (1) Contingent Obligations, (2) obligations under or in respect of a Qualified Securitization Financing, (3) reimbursement obligations under commercial letters of credit (provided, however, that unreimbursed amounts under letters of credit shall be counted as Indebtedness on or after three (3) Business Days after such amount is drawn), (4) intercompany liabilities arising from cash management, tax and accounting operations and (5) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of term) and made in the ordinary course of business.

The amount of Indebtedness of any Person outstanding at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding.  The amount of Indebtedness of any Person outstanding at any date shall be determined as set forth in this definition or otherwise provided in this Agreement, and shall equal the amount that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

“Indemnified Liabilities”:  as defined in Section 9.5(a) hereto.

“Indemnitee”:  as defined in Section 9.5(a) hereto.

“Independent Financial Advisor”:  an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Information”:  as defined in Section 9.14.

“Initial Lien”:  as defined in Section 6.6.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, proprietary technology, proprietary know-how and proprietary processes, and all rights to sue at law or in equity for any infringement or other violation thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  with respect to (a) any Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date; and the final maturity date of such Loan; and (b) any Term Benchmark Loan, the last day of each Interest Period applicable to such Loan and the final maturity of such Loan; provided that, in the case of each Interest Period of longer than three (3) months, “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period”:  with respect to any Term Benchmark Borrowing, an interest period of one (1), three (3) or six (6) months (or, to the extent agreed by each Lender, any other period), as selected by the Borrower in the applicable Funding Notice or Continuation Notice, (a) initially, commencing on the Closing Date or Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this definition, end on the last Business Day of a calendar month; and (iii) no Interest Period with respect to any portion of Loans shall extend beyond the Maturity Date.

“Interest Rate Determination Date”:  with respect to any Interest Period, the date that is two (2) Business Days prior to the first (1st) day of such Interest Period.

“Investment Grade Rating”:  a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments”:  with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, moving and similar advances to officers, directors and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment.  For purposes of Section 6.1, in the case of a Person that ceases to be a Subsidiary, “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Person) of the Fair Market Value of the net assets of such Person at the time that such Person ceased to be a Subsidiary. The amount of any Investment outstanding at any time shall be the original cost of such Investment (determined, in the case of an Investment made with assets of the Borrower or any Restricted Subsidiary, based on the net book value of the assets invested), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment.

“Judgment Currency”:  as defined in Section 9.17(b) hereto.

“Junior Lien Priority”:  with respect to specified Indebtedness, such Indebtedness is secured by a Lien that is junior in priority to the Liens on specified Collateral and is subject to a Junior Priority Intercreditor Agreement (or such other intercreditor agreement having substantially similar terms as the Junior Priority Intercreditor Agreement, taken as a whole).

“Junior Priority Collateral Agent”:  the Junior Priority Representative for the holders of any initial Junior Priority Obligations.

“Junior Priority Intercreditor Agreement”:  as defined in Section 9.24 hereto.

“Junior Priority Obligations”:  the Obligations with respect to any Indebtedness permitted to be incurred under this Agreement and having Junior Lien Priority relative to the Obligations; provided that such Lien is permitted to be incurred under this Agreement; provided, further, that the holders of such indebtedness or their Junior Priority Representative shall become party to a Junior Priority Intercreditor Agreement.

“Junior Priority Representative”:  any duly authorized representative of any holders of Junior Priority Obligations, which representative is named as such in the Junior Priority Intercreditor Agreement or any joinder thereto.

“Law”:  all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, any Governmental Authority.

“Lenders”:  the Persons listed on Schedule 1.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Acceptance; provided, however, that Section 9.5 shall continue to apply to each such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance as if such Person is a “Lender.”

“Lien”:  with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“LLC”:  any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan”:  as defined in Section 2.1(a).

“Loan Documents”:  this Agreement, any Guarantee Agreement, the Security Documents, any Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and the Promissory Notes.

“Loan Exposure”:  with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender; provided, at any time prior to the making of the Loans, the Loan Exposure of any Lender shall be equal to such Lender’s Commitment.

“Loan Parties”:  the collective reference to the Borrower and the Guarantors.

“Management Equity”:  profits interests, restricted Capital Stock or options to acquire Capital Stock of the Borrower issued to directors, management or employees of the Borrower and its Subsidiaries, which profits interests, Capital Stock or options may be convertible into, or exchangeable or exercisable for, Capital Stock of or options to acquire Capital Stock of the Borrower.

 “Material Adverse Effect”:  any circumstances or conditions that would have a material adverse effect on (a) the ability of the Borrower to perform its payment obligations under this Agreement or any other Loan Document, (b) the rights or remedies of the Administrative Agent and the Lenders under this Agreement or any other Loan Document or (c) the business, assets, properties, liabilities or financial condition of the FTAI Group Members, taken as a whole.

“Material Real Estate Asset”:  any “fee-owned” real estate asset located in the United States owned by the Borrower or any Guarantor on the Closing Date or acquired by the Borrower or any Guarantor after the Closing Date, in each case, having a fair market value in excess of $10,000,000 as of the date of acquisition thereof (or the date of substantial completion of any material improvement thereon or new construction thereof).

“Material Subsidiary”:  (i) each Subsidiary of the Borrower that, as of the last day of the fiscal quarter of the Borrower most recently ended, had total revenues (excluding intercompany revenues) for such quarter in excess of 2.0% of the consolidated total revenues of the Borrower and its Subsidiaries for such quarter in accordance with GAAP and (ii) any group comprising Wholly-Owned Subsidiaries that each would not have been a Material Subsidiary under clause (i) above but that, taken together, as of the last day of the fiscal quarter of the Borrower most recently ended, had total revenues (excluding intercompany revenues) for such quarter in excess of 5.0% of the consolidated total revenues of the Borrower and its Subsidiaries for such quarter in accordance with GAAP.

“Maturity Date” shall mean August 24, 2026.

“Minimum Delivery Clauses”: as defined in the definition of “Customer Contracts” hereto.

“Moody’s”:  Moody’s Investors Service, Inc. or any of its successors or assigns that is a nationally recognized statistical rating organization within the meaning of Rule 3(a)(62) under the Exchange Act.

“Multiemployer Plan”:  a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Borrower or any Commonly Controlled Entity has an obligation to make contributions or has any actual or contingent liability.

“Net Equity Proceeds”:  with respect to the sale, issuance or exercise after the Closing Date by the Borrower or its Restricted Subsidiaries of any Capital Stock or any capital contribution by any Person to the Borrower or any such Restricted Subsidiary, the excess of (a) the gross cash proceeds (other than in respect of the Rail Co. Equity Securities) received by the Borrower or any such Restricted Subsidiary from such sale, issuance or exercise, over (b) all underwriting commissions and legal, investment banking, brokerage, accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance which have not been paid and are not payable to the Borrower or any such Restricted Subsidiary or an Affiliate thereof in connection therewith.

“Net Income”:  with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds”:  an amount equal to the aggregate cash proceeds received by the Borrower or any Restricted Subsidiary in respect of any Asset Sale received in any Asset Sale, net of the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and brokerage and sales commissions, payments made in order to obtain necessary consents required by agreement or by applicable law, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), or Recovery Events, in each case, net of other fees and expenses, including title and recordation expenses, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness secured by a Lien permitted under this Agreement required (other than required by Section 6.4(b)(i)) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Netted Tax Amount”:  as defined in Section 2.11(g) hereto.

“Non-Consenting Lender”:  as defined in Section 2.19 hereto.

“Non-Debt Fund Affiliate”:  any Affiliate of the Borrower, Fortress or the Permitted Investors other than (a) a natural person, (b) the Borrower and its Subsidiaries and/or (c) any Debt Fund Affiliate.

“Non-Excluded Taxes”:  as defined in Section 2.17(a) hereto.

“Non-Public Information”:  material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Borrower and its Subsidiaries or their securities.

“Non-Recourse Indebtedness”: with respect to any Person, Indebtedness of such Person and any refinancing Indebtedness thereof for which the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness.

“Notice”:  a Funding Notice or a Continuation Notice.

“NYFRB”:  the Federal Reserve Bank of New York.

“NYFRB Rate”:  for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“NYFRB’s Website”:  the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations”:  the collective reference to (a) the Borrower Obligations, and (b) the Guarantor Obligations, in each case, including any Loans (plus any accrued and unpaid interest) held by the Administrative Agent as a result of an Erroneous Payment Deficiency Assignment in accordance with Section 8.10 and/or with respect to which it has Erroneous Payment Subrogation Rights.

“Officer”:  the Chairman of the board of directors, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Chief Financial Officer, the Treasurer, the Secretary or any Assistant Secretary of the Borrower.

“Officer’s Certificate”:  a certificate signed on behalf of the Borrower by an Officer of the Borrower that is the principal executive officer, the principal financial officer, the treasurer, the principal accounting officer or the secretary of the Borrower, that meets the requirements set forth in this Agreement.

“Opinion of Counsel”:  an opinion from legal counsel (who may be counsel to the Borrower) that meets the requirements of this Agreement.

“Organizational Documents”:  (a) in the case of any corporation, the certificate of incorporation and bylaws (or similar documents) of such person, (b) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such person, (e) in the case of any trust, the declaration of trust and trust agreement (or similar document) of such person and (f) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes”:  with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than any connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”:  any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document (and any interest, additions to Tax or penalties applicable thereto), except any such Taxes that are Other Connection Taxes imposed as a result of an assignment by a Lender (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate”:  for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

 “Participant”:  as defined in Section 9.6(b) hereto.

“Participant Register”:  as defined in Section 9.6(b) hereto.

“PATRIOT Act”:  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient”:  as defined in Section 8.10(a) hereto.

“Pension Plan”:  a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan), and to which the Borrower may have liability, including any liability by reason of the Borrower’s (a) being jointly and severally liable for liabilities of any Commonly Controlled Entity in connection with such Pension Plan, (b) having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or (c) being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permit”:  any permit, license, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, registration, notification, authorization, franchise, privilege, grant, waiver, exemption and other similar concession or bylaw, rule or regulation of, by or from any Governmental Authority.

“Permitted Asset Swap”:  the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 6.4.

“Permitted Indebtedness”:

(a)          Refinancing Indebtedness in respect of any Existing Indebtedness of any Subsidiary;

(b)       Indebtedness incurred by Rail Co. and/or its Subsidiaries after the Closing Date in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; and

(c)       Indebtedness incurred by Delaware River Partners Holdco LLC and/or its Subsidiaries after the Closing Date in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

“Permitted Investments”:

(a)          any Investment in the Borrower or any Restricted Subsidiary;

(b)          any Investment in cash and Cash Equivalents;

(c)          any Investment by the Borrower or any Restricted Subsidiary in a Person if as a result of such Investment:

(i)           such Person becomes a Restricted Subsidiary; or

(ii)         such Person, in one transaction or a series of related transactions, is consolidated, amalgamated or merged with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary;

(d)         any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 6.4 or any other disposition of assets not constituting an Asset Sale;

(e)        any Investment existing on the Closing Date or made pursuant to the terms of any agreement (including binding and contingent commitments) in effect on the Closing Date or an Investment that replaces, refinances or refunds an Investment existing on the Closing Date; provided that the amount of any such new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded (after giving effect to write-downs or write-offs with respect to such Investment);

(f)          advances to, or guarantees of Indebtedness of, officers, directors and employees of the Borrower or any Restricted Subsidiary not in excess of $10,000,000 outstanding at any one time, in the aggregate;

(g)          any Investment acquired by the Borrower or any Restricted Subsidiary:

(i)         in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Borrower of such other Investment or accounts receivable (including any trade creditor or customer);

(ii)         in satisfaction of judgments against other Persons; or

(iii)       as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h)          any Investments in Hedging Obligations entered into in the ordinary course of business;

(i)          loans to officers, directors and employees of the Borrower or any Restricted Subsidiary for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(j)           [reserved];

(k)          Investments the payment for which consists of Equity Interests of the Borrower (exclusive of Disqualified Stock);

(l)          Indebtedness and guarantees of Indebtedness permitted under Section 6.3;

(m)         [reserved];

(n)         Investments consisting of purchases, acquisitions and remanufacturing of inventory, supplies, material or equipment or other assets, or purchases, acquisitions, licenses, sub-licenses or leases or subleases of Intellectual Property or other assets, in each case in the ordinary course of business;

(o)       Investments consisting of licensing, sub-licensing, leasing and subleasing of assets (including of real or personal property and Intellectual Property rights and other general intangibles) to other Persons in the ordinary course of business or pursuant to joint marketing arrangements with other Persons;

(p)          [reserved];

(q)        any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(r)         Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity consolidated, amalgamated or merged with or into a Restricted Subsidiary in a transaction that is not prohibited by Section 6.9 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, consolidation, amalgamation or merger and were in existence on the date of such acquisition, consolidation, amalgamation or merger;

(s)          endorsements for collection or deposit in the ordinary course of business;

(t)         Investments relating to any Securitization Subsidiary that, in the good faith determination of the Borrower, are necessary or advisable to effect any Qualified Securitization Financing;

(u)      any Investment in any Subsidiary of the Borrower or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(v)       Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business;

(w)         [reserved];

(x)          [reserved]; and

(y)         Investments made in Clean Planet Energy USA LLC in an aggregate principal outstanding amount not to exceed $100,000,000.

“Permitted Investors”:  the collective reference to Fortress and its Control Investment Affiliates; provided that the definition of “Permitted Investors” shall not include any Control Investment Affiliate whose primary purpose is the operation of an ongoing business (excluding any business whose primary purpose is the investment of capital or assets).

“Permitted Jurisdiction”:  any of the United States of America, any state thereof or the District of Columbia.

“Permitted Liens”:  with respect to any Person:

(a)        pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, or premiums to insurance carriers, in each case incurred in the ordinary course of business;

(b)      Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(c)         Liens for taxes, assessments or other governmental charges or levies (x) not yet overdue for a period of more than thirty (30) days or (y) which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the books of such Person in conformity with GAAP;

(d)         Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e)         minor survey exceptions, minor encumbrances, minor title deficiencies, easements or reservations of, or rights of others for, licenses, rights-of-way, covenants, encroachments, protrusions, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f)          Liens existing on the Closing Date;

(g)         Liens securing Indebtedness constituting Equal Priority Obligations under any Credit Facilities incurred and outstanding pursuant to Section 6.3(b)(i);

(h)         Liens on assets or property of or Equity Interests in a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(i)         Liens on assets or property at the time the Borrower or any Restricted Subsidiary acquired such assets or property, including any acquisition by means of a consolidation, amalgamation or merger with or into the Borrower or any Restricted Subsidiary; provided that the Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(j)        Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.3;

(k)          Liens securing Hedging Obligations and any guarantees thereof permitted to be incurred pursuant to Section 6.3(b)(x);

(l)         Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m)       licenses, sub-licenses, leases and subleases (including of real or personal property and Intellectual Property rights and other general intangibles) granted to others in the ordinary course of business;

(n)         Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o)          Liens in favor of the Borrower or a Restricted Subsidiary;

(p)         Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s client at which such equipment is located;

(q)          Liens on Securitization Assets and related assets incurred in connection with a Qualified Securitization Financing;

(r)        Liens securing Indebtedness permitted to be incurred pursuant to Section 6.3(b)(iv) and obligations secured ratably thereunder; provided that such Liens extend only to the assets and/or Capital Stock of the applicable Persons pursuant to which the purchase, lease, improvement, development, construction, remanufacturing, refurbishment, handling and repositioning or repair is financed and any replacements, additions and accessions thereto and any income or profits thereof; provided, further, that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates;

(s)        Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (f), (h), (i), (j), (k), (o), (r), (dd), (kk) and (mm) and this clause (s) of this definition; provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (h), (i), (j), (k), (o), (r), (dd), (kk) and (mm) and this clause (s) of this definition at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, underwriting discounts and defeasance costs related to such refinancing, refunding, extension, renewal or replacement and (z) the new Lien has no greater priority and the holders of the Indebtedness secured by such Lien have no greater intercreditor rights relative to the Obligations and the Lenders than the original Liens and the related Indebtedness;

(t)          other Liens securing obligations (other than Indebtedness for borrowed money) the principal amount of which does not exceed at any one time outstanding $10,000,000;

(u)        Liens securing judgments, attachments or awards for the payment of money not constituting an Event of Default under Section 7.1(a)(v) so long as (i) such judgment is being contested in good faith and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired or (ii) such Liens are supported by an indemnity by a third party with an Investment Grade Rating;

(v)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(w)      Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(x)       Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(y)         Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(z)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(aa)        [reserved];

(bb)      Liens placed on the Capital Stock of any non-Wholly-Owned Subsidiary or joint venture in the form of a transfer restriction, purchase option, call or similar right of a third-party joint venture partner;

(cc)        [reserved];

(dd)        Liens securing Permitted Indebtedness;

(ee)        bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(ff)       Liens on property or assets under construction (and related rights) in favor of a contractor or developer arising from progress or partial payments by a third party relating to such property or assets;

(gg)       any reservations, limitations, provisos or conditions, if any, expressed in any grants from any governmental or similar authority;

(hh)       specific marine mortgages and maritime liens or foreign equivalents on property or assets of the Borrower or any Guarantor;

(ii)         [reserved];

(jj)         [reserved];

(kk)       Liens securing Indebtedness permitted to be incurred pursuant to Section 6.3(b)(xxv);

(ll)         Liens securing Indebtedness of any Restricted Subsidiary that is not a Guarantor permitted to be incurred subsequent to the Closing Date pursuant to Section 6.3;

(mm)     Liens securing Indebtedness in connection with the Demand Notes or the Refinancing Notes; and

(nn)       Liens on property subject to sale-leaseback transactions permitted under this Agreement.

For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described in this definition but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described in this definition, the Borrower may, in its sole discretion, classify or reclassify such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and the Borrower may divide and classify a Lien in more than one of the types of Permitted Liens in one of the above clauses of this definition.

“Person”:  any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Platform”:  as defined in Section 5.2(e) hereto.

“Pledged Equity”:  the shares of Capital Stock of any Person in which the Borrower has granted a security interest to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Security Agreement, together with any other shares, stock or partnership unit certificates, options or rights of any nature whatsoever in respect of such Capital Stock that may be issued or granted to, or held by, the Borrower.

“Preferred Equity Commitment Letter”:  that certain Preferred Equity Commitment Letter, dated August 6, 2025, between Ares Management LLC, acting on behalf of one or more affiliated or managed funds, investment vehicles or accounts, and the Borrower.

“Primary Obligations”: as defined in the definition of “Contingent Obligations” hereto.

“Primary Obligor”: as defined in the definition of “Contingent Obligations” hereto.

“Prime Rate”:  the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent).  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Office”:  the Administrative Agent’s “Principal Office” as set forth in Section 9.2, or such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate in writing to the Borrower and each Lender.

“Private Side Information”:  as defined in Section 5.2(e) hereto.

“Pro Forma Financial Statements”:  (a) a pro forma consolidated statements of income of the Borrower and its Subsidiaries as of and for the six (6)-month period ended June 30, 2025 or the three (3)-month period ending March 31, 2025, (b) a pro forma consolidated statements of income of the Borrower and its Subsidiaries as of and for the twelve (12)-month period ended December 31, 2024, and (c) a pro forma consolidated balance sheet and related consolidated statement of income of the Borrower and its Subsidiaries as of June 30, 2025, or as of March 31, 2025.

“Pro Rata Share”:  at any time, with respect to any Lender, the percentage obtained by dividing (i) the Loan Exposure of that Lender by (ii) the aggregate Loan Exposure of all Lenders.  If at any time there is no Loan Exposure of any Lender, the Pro Rata Shares shall be determined based upon the Loan Exposure most recently in effect.

“Promissory Note”:  a promissory note substantially in the form of Exhibit D.

“Property”:  any right or interest in or to property of any kind whatsoever, whether real or immovable, personal or moveable or mixed and whether tangible or intangible, corporeal or incorporeal, including Equity Interests.

“Public Lenders”:  Lenders that do not wish to receive Non-Public Information with respect to the Borrower and its Subsidiaries or their securities.

“QFC”:  has the meaning assigned to the term “qualified financial contract” in, and interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support”:  as defined in Section 9.22 hereto.

“Qualified Proceeds”:  assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the Fair Market Value of any such assets or Capital Stock shall be determined by the Borrower in good faith.

“Qualified Securitization Financing”:  any Securitization Financing of a Securitization Subsidiary, the financing terms, covenants, termination events and other provisions of which, including any Standard Securitization Undertakings, shall be market terms.

“Rail Co.”:  Rail Co. LLC, a Delaware limited liability company.

“Rail Co. Equity Securities”:  the Rail Co. Series A Preferred Units together with warrants to purchase common limited liability company units of Rail Co.

“Rail Co. LLCA”:  the Limited Liability Company Agreement of Rail Co., by and among Rail Co. and the unitholders party thereto, as filed with the Secretary of State of the State of Delaware in connection with the issuance of the Rail Co. Equity Securities.

“Rail Co. Series A Preferred Units”:  the series A limited liability company units issued by Rail Co.

“Rating Agencies”:  Fitch, Moody’s and S&P or if any of Fitch, Moody’s or S&P or all three shall not make a rating on the Loans publicly available, one or more nationally recognized statistical rating organizations within the meaning of Rule 3(a)(62) under the Exchange Act, as the case may be, selected by the Borrower which shall be substituted for any of Fitch, Moody’s or S&P or all three, as the case may be.

“Recipient”:  (a) the Administrative Agent, (b) any Lender or (c) any Arranger, as applicable.

“Recovery Event”:  the actual receipt of any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

“Reference Time”:  with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) Business Days preceding the date of such setting, (b) if such Benchmark is Daily Simple SOFR, then four (4) Business Days prior to such setting or (c) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing”:  (a) the redemption, repayment, repurchase or satisfaction and discharge of all of the Borrower’s outstanding 10.500% Senior Secured Notes due 2027 issued pursuant to that certain Indenture, dated as of July 7, 2022 (as supplemented by the First Supplemental Indenture, dated as of July 25, 2022, the Second Supplemental Indenture, dated as of August 1, 2022, and the Third Supplemental Indenture, dated as of July 5, 2023), among the Borrower, as the issuer, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent, in accordance with the terms set forth in such indenture and (b) the redemption, repayment or repurchase of all of the Borrower’s outstanding Series A Senior Preferred Stock as of the Closing Date in accordance with terms set forth in the Borrower’s Certificate of Designations governing its Series A Senior Preferred Stock.

“Refinancing Indebtedness”:  as defined in Section 6.3(b)(xiv) hereto.

“Refinancing Notes”: any debt securities represented by bonds, debentures, notes or similar instruments, in each case, issued by the Borrower in connection with the Refinancing, whether issued in a public offering or private placement, including pursuant to Section 4(a)(2) of the Securities Act or Rule 144A, Regulation S or Regulation D under the Securities Act, in each case, the proceeds of which are applied in accordance with Section 2.11(c).

“Refunding Capital Stock”:  as defined in Section 6.1(b)(xviii) hereto.

“Refused Proceeds”:  as defined in Section 2.12(c) hereto.

“Register”:  as defined in Section 2.4(b) hereto.

“Regulation D”:  Regulation D of the Board as in effect from time to time.

“Regulation S”:  Regulation S of the Board as in effect from time to time.

“Regulatory Approval Asset Sale”:  any Asset Sale of all or any part of the equity in or assets of the Target resulting from a failure to obtain the applicable regulatory approvals required in connection with the consummation of the Acquisition.

“Related Business Assets”:  assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Fund”:  with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

“Related Parties”:  with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release”:  any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment, or from, into or through any structure or facility.

“Relevant Governmental Body”:  the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB, or any successor thereto.

“Relevant Rate”:  (a) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (b) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Removal Effective Date”:  as defined in Section 8.6 hereto.

“Repauno Credit Agreement”:  that certain Credit Agreement, dated as of May 28, 2025, among DRP Urban Renewal 4, LLC, Delaware River Partners LLC, the several lenders from time to time party thereto and Deutsche Bank Trust Company Americas, as administrative agent.

“Replacement Lender”:  as defined in Section 2.19 hereto.

“Required Cash-Trap Account Balance”:  an amount equal to one year of interest on the Loans (which amount shall be calculated, as of any date of determination, based on the interest rate then in effect and the outstanding principal amount of the Loans at such time).

“Required Lenders”:  one or more Lenders collectively having or holding more than 50.0% of the aggregate Loans of all Lenders; provided that, prior to the making of the Loans, such determination shall be made based on the unused Commitments of the Lenders.

“Required Offer Date”:  as defined in Section 2.12(c) hereto.

“Requirements of Law”:  as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any Law applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resolution Authority”:  an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”:  with respect to any FTAI Group Member, the chief executive officer, president, chief financial officer, vice president, treasurer, assistant treasurer, controller, secretary, assistant secretary, board member or manager of such FTAI Group Member, or any other authorized officer or signatory of such FTAI Group Member reasonably acceptable to the Administrative Agent.

“Restricted Investment”:  an Investment other than a Permitted Investment.

“Restricted Payments”:  as defined in Section 6.1(a)(v) hereto.

“Restricted Subsidiary”:  at any time, any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary). For the avoidance of doubt, The Wheeling Corporation, a Delaware Corporation, and each of its Subsidiaries, shall be deemed to be a Restricted Subsidiary on the Closing Date.

“Retired Capital Stock”:  as defined in Section 6.1(b)(xviii) hereto.

“RFR Borrowing”:  as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan”:  a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“S&P”:  S&P Global Ratings, a division of S&P Global Inc., or any of its successors or assigns that is a nationally recognized statistical rating organization within the meaning of Rule 3(a)(62) under the Exchange Act.

“Sanctions”:  as defined in Section 3.22(c) hereto.

“SEC”:  the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority)

“Secured Indebtedness”:  any Indebtedness secured by a Lien.

“Secured Parties”:  a collective reference to the Administrative Agent and the Lenders.

“Securities Act”:  the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets”:  the accounts receivable, lease, royalty or other revenue streams and other rights to payment and all related assets (including contract rights, books and records, all collateral securing any and all the foregoing, all contracts and all guarantees or other obligations in respect of any and all the foregoing and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving any and all the foregoing) and the proceeds thereof in each case pursuant to a Securitization Financing.

“Securitization Fees”:  distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Financing”:  one or more transactions or series of transactions that may be entered into by the Borrower and/or any Restricted Subsidiary pursuant to which the Borrower or any Restricted Subsidiary may sell, convey or otherwise transfer Securitization Assets to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any of the Restricted Subsidiaries that are not Securitization Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in any Securitization Assets of the Borrower or any Restricted Subsidiary.

“Securitization Subsidiary”:  a Restricted Subsidiary (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Restricted Subsidiary makes an Investment and to which the Borrower or any Restricted Subsidiary transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or a Restricted Subsidiary, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any Restricted Subsidiary, other than another Securitization Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any Restricted Subsidiary, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Borrower or any Restricted Subsidiary, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and (b) to which none of the Borrower or any other Restricted Subsidiary, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.  Any such designation by the Borrower or such other Person shall be evidenced by a resolution of the Borrower or such other Person giving effect to such designation.

 “Security Agreement”:  the Security Agreement, dated as of the Closing Date, by and among the Borrower and the Administrative Agent.

“Security Documents”:  collectively, the Security Agreement, other security agreements relating to the Collateral securing the Obligations, any joinders related to the foregoing, any Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement, the deposit account control agreement with respect to the Cash-Trap Account and the instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral securing the Obligations (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states), each for the benefit of the Administrative Agent.

“Series B GCM Certificate of Designations”:  Certificate of Designations, dated February 26, 2025, governing the Series B GCM Securities.

“Series B GCM Securities”:  the Borrower’s Series B Convertible Junior Preferred Stock.

“Significant Subsidiary”:  any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date.

“Similar Business”:  any business conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the date of the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto, including for the avoidance of doubt, any business that is generally considered to be an infrastructure business.

“SOFR”:  a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”:  the NYFRB (or a successor administrator of the secured overnight financing rate).

“Solvent”:  with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person exceeds the total amount of debts and liabilities, direct, subordinated, contingent or otherwise, of such Person, (b) the present fair salable value of the property of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such other debts and other liabilities become absolute and matured, (c) such Person will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) such Person will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are conducted as of such date and are proposed to be conducted after such date.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC”:  as defined in Section 9.6(g) hereto.

“Specified Representations”:  the representations and warranties with respect to the Borrower set forth in Sections 3.3(a), 3.4(a), 3.5 (as related to Contractual Obligations under the Organizational Documents), 3.11, 3.14, 3.20, 3.21 (except with respect to any items referred to on Schedule 5.10 of this Agreement), 3.22(a) (solely with respect to the PATRIOT Act), 3.22(b) (as related to the use of proceeds of the Loans) and 3.22(c) (as related to the use of proceeds of the Loans) of this Agreement.

“Specified Stock Purchase Agreement Representations”:  the representations made by the Target in the Stock Purchase Agreement that are material to the interests of the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the Stock Purchase Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Stock Purchase Agreement (after giving effect to any applicable notice and cure provisions).

“Standard Securitization Undertakings”:  representations, warranties, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary that are customary for a seller or servicer of assets in a Securitization Financing.

“Stock Purchase Agreement”:  as defined in the recitals hereto.

“Subject Transaction”:  with respect to any Test Period, (a) any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or the Equity Interests of any Person (and, in any event, including any Investment in (i) any Restricted Subsidiary the effect of which is to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (ii) any joint venture for the purpose of increasing the Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture), in each case that is not prohibited by this Agreement, (b) any disposition of all or substantially all of the assets or Equity Interests of any Subsidiary (or any facility, business unit, line of business, product line or division of the Borrower or a Restricted Subsidiary) not prohibited by this Agreement and (c) any incurrence or prepayment, repayment, redemption, repurchase, defeasance, satisfaction and discharge or refinancing of Indebtedness.

“Subordinated Indebtedness”:  (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Obligations, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guarantee of such Guarantor.

“Subsidiary”:  with respect to any Person:

(a)        any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(b)          any partnership, joint venture, limited liability company or similar entity of which

(i)         more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(ii)         such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Company”:  as defined in Section 6.9(a)(i) hereto.

“Successor Person”:  as defined in Section 6.9(b)(i)(A)(1) hereto.

“Supported QFC”:  as defined in Section 9.22 hereto.

“Target”:  as defined in the recitals to this Agreement.

“Tax Distributions”: as defined in Section 6.10(a) hereto.

“Taxes”:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark Borrowing”:  as to any Borrowing, the Term Benchmark Loans comprising such Borrowing.

“Term Benchmark Loan”:  a Loan bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term SOFR Determination Day”:  has the meaning assigned to it under the definition of “Term SOFR Reference Rate.”

“Term SOFR Rate”:  with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate”:  for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.  If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Day.

“Terminated Lender”:  as defined in Section 2.19 hereto.

“Termination Conditions”:  collectively, (a) the payment in full in cash of the Obligations (other than Unasserted Contingent Obligations) and (b) the expiration or termination of the Commitments.

“Test Period”:  the four (4) fiscal quarters then most recently ended for which financial statements are available.

“Total Assets”:  the total assets of the Borrower and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower for which internal financial statements are available immediately preceding the date on which any calculation of Total Assets is being made, with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are appropriate and consistent with the pro forma adjustment provisions set forth in this Agreement.

“Transferee”:  as defined in Section 9.14 hereto.

“Type”:  when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR Rate or the Base Rate.

 “UK Financial Institution”:  any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”:  the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”:  the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than 0.00%, the Unadjusted Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement.

“Unasserted Contingent Obligations”:  at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding Obligations in respect of the principal of, and interest and premium (if any) on, any Obligation) in respect of which no assertion of liability and no claim or demand for payment has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee at such time).

“Uniform Commercial Code” or “UCC”:  the Uniform Commercial Code (or any similar equivalent jurisdiction) as in effect in any applicable jurisdiction from time to time.

“U.S. Government Securities Business Day”:  any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes”:  as defined in Section 9.22 hereto.

“U.S. Tax Compliance Certificate”:  as defined in Section 2.17(g)(ii)(C) hereto.

“Voting Stock”:  of any Person, as of any date, means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Waivable Prepayment Amount”:  as defined in Section 2.12(c) hereto.

“Weighted Average Life to Maturity”:  when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing:

(a)          the sum of the products obtained by multiplying (i) the amount of each (A) then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness or (B) redemption or similar payment, in respect of such Disqualified Stock or preferred stock by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between the date of determination and the making of such payment; by

(b)          the sum of all such payments.

“Wholly-Owned Restricted Subsidiary”:  any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary”:  a Subsidiary of the Borrower, 100.0% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by the Borrower or by one or more Wholly-Owned Subsidiaries of the Borrower.

“Write-Down and Conversion Powers”:  (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2           Other Definitional Provisions.

(a)         Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)         As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its respective Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall (subject to Section 9.15) have the respective meanings given to them under GAAP.

(c)          The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(d)         The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)        As used herein and in the other Loan Documents, references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, replacements, refinancings, supplements or other modifications set forth herein or in any other Loan Document).  Any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, supplemented or otherwise modified from time to time.

(f)         The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(g)          Any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns.

Section 1.3        Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period” and in Section 2.5) or performance shall extend to the immediately succeeding Business Day.

Section 1.4           Currency Equivalents Generally.

(a)       For purposes of determining compliance with Sections 6.1, 6.3 and 6.6 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b)         For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determination of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the exchange rate in effect on the Business Day immediately preceding the date of such transaction or determination and shall not be affected by subsequent fluctuations in exchange rates.

Section 1.5      Benchmark Replacement.  The Administrative Agent does not warrant nor accept any responsibility nor shall the Administrative Agent have any liability with respect to (i) any Benchmark Replacement Conforming Changes, (ii) the administration, submission or any matter relating to the rates in the definition of “Adjusted Term SOFR Rate” or with respect to any rate that is an alternative, comparable or successor rate thereto or (iii) the effect of any of the foregoing.

Section 1.6           Calculations.

(a)         All financial ratios, tests, covenants, calculations and measurements (including Fixed Charge Coverage Ratio, Consolidated Interest Expense, Fixed Charges, Consolidated Net Income, Total Assets and EBITDA) contained in this Agreement that are calculated with respect to any period during which any Subject Transaction occurs shall be calculated with respect to such period and each such Subject Transaction on a pro forma basis.  Further, if, subsequent to the commencement of the period for which the financial ratio, test, covenant, calculation or measurement is being calculated but prior to the event for which such calculation is made (the “Calculation Date”) (i) any Subject Transaction has occurred or (ii) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries or any joint venture since the beginning of such period has consummated any Subject Transaction, then, in each case, any applicable financial ratio, test, covenant, calculation or measurement shall be calculated on a pro forma basis for such period as if such Subject Transaction (including, without duplication of any amounts otherwise reflected in EBITDA for the applicable Test Period, the “run rate” income described, and calculated as set forth in clause (q) of the definition of “EBITDA”) had occurred at the beginning of the applicable Test Period (or, in the case of Total Assets, as of the last day of such Test Period).

(b)         For purposes of financial ratios, tests, covenants, calculations and measurements (including Fixed Charge Coverage Ratio, Consolidated Interest Expense, Fixed Charges, Consolidated Net Income, Total Assets and EBITDA), whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (including pro forma expense and cost reductions, regardless of whether these cost savings could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto).  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  For purposes of making the computations referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

Section 2.             LOANS

Section 2.1           Loans.

(a)         Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make a loan (a “Loan”) to the Borrower on the Closing Date in an amount equal to such Lender’s Commitment.  The Borrower may make only one borrowing under the Commitment, which shall be on the Closing Date.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.10 and 2.11, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date.  Each Lender’s Commitment shall terminate immediately and without further action on the Closing Date upon the funding of the Loans.

(b)          Borrowing Mechanics for Loans.

(i)         The Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than three (3) days prior to the Closing Date (or such later time as may be acceptable to the Administrative Agent).  Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)        Each Lender shall make its Loan available to the Administrative Agent not later than 10:00 a.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office.  Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Loans available to the Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

Section 2.2           Pro Rata Shares; Availability of Funds.

(a)      Pro Rata Shares.  All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)         Availability of Funds.  Unless the Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on the Closing Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Closing Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on the Closing Date.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender, together with interest thereon, for each day from the Closing Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the rate payable hereunder for Base Rate Loans.  If such corresponding amount is not in fact made available to the Administrative Agent forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the Closing Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such duplicative interest paid by the Borrower for such period.  In the event that (i) the Administrative Agent declines to make a requested amount available to the Borrower until such time as all applicable Lenders have made payment to the Administrative Agent, (ii) a Lender fails to fund to the Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in the Administrative Agent failing to make a corresponding amount available to the Borrower on the Closing Date, at the Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrower through and including the time of the Borrower’s receipt of the requested amount.  Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.3        Use of Proceeds.  The proceeds of the Loans shall be applied by the Borrower to fund the uses specified in the recitals hereto.

Section 2.4           Evidence of Debt; Register; Lenders’ Books and Records; Promissory Notes.

(a)       Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Borrower Obligations to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Borrower and each other Loan Party, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower Obligations in respect of any Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)        Register.  The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders (and each assignee thereof) and the Commitments and Loans (and related interest amounts) of each Lender from time to time (the “Register”).  The Register shall be available for inspection by the Borrower or any Lender (provided that any such Lender may only inspect any entry relating to such Lender’s Commitments and Loans) at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans (and related interest amounts), as well as any assignments thereof, in accordance with the provisions of Section 9.6, and each repayment or prepayment in respect of the principal amount (and related interest amounts) of the Loans, and any such recordation shall be conclusive and binding on the Borrower, each other Loan Party and each Lender, absent manifest error; provided that any failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrower Obligations in respect of any Loan.  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.4.  The parties hereto shall treat each Person listed in the Register as the owner of the applicable Loan, notwithstanding notice to the contrary.  This Section 2.4(b) is intended to establish a “book entry system” within the meaning of Treasury regulation Section 5f.103-1(c)(1)(ii) and shall be interpreted consistently with such intent.

(c)        Promissory Notes.  If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or to any Person who is an Assignee of such Lender pursuant to Section 9.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Promissory Note to evidence such Lender’s or such Assignee’s Loan.

Section 2.5           Interest on the Loans.

(a)        Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof that shall at all times be the Applicable Margin plus (x) in the case of Term Benchmark Loans, the Adjusted Term SOFR Rate and (y) in the case of Base Rate Loans, the Base Rate.

(b)         Except as provided in Section 2.15, all Loans shall be Term Benchmark Loans, and Interest Period with respect thereto shall be selected by the Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Funding Notice or Continuation Notice, as the case may be.

(c)        There shall be no more than ten (10) Interest Periods outstanding at any time.  In the event the Borrower fails to specify an Interest Period in the applicable Funding Notice or Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one (1) month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d)         Interest payable pursuant to clause (a) above shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues.  In computing interest on the Loans, the date of the making of such Loan or the first (1st) day of an Interest Period applicable to such Loan or the last Interest Payment Date with respect to such Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

(e)         Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears on (i) in the case of any Loan, each Interest Payment Date with respect to interest accrued on and to each such payment date and (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid.

Section 2.6           Continuation.

(a)        Subject to Section 2.15 and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the option, upon the expiration of any Interest Period, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount for an additional Interest Period.

(b)         Subject to clause (c) below, the Borrower shall deliver a Continuation Notice to the Administrative Agent no later than 2:00 p.m. (New York City time) at least three (3) Business Days in advance of the proposed Continuation Date.  Except as otherwise provided herein, a Continuation Notice for continuation shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a continuation in accordance therewith.  If on any day a Loan is outstanding with respect to which a Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(c)      Any Continuation Notice shall be executed by a Responsible Officer of the Borrower in a writing delivered to the Administrative Agent.  In lieu of delivering a Continuation Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of such proposed continuation; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Continuation Notice to the Administrative Agent on or before the close of business on the date that the telephonic notice is given.  In the event of a discrepancy between the telephone notice and the written Continuation Notice, the written Continuation Notice shall govern.  In the case of any Continuation Notice that is irrevocable once given, if the Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given.  Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Borrower or for otherwise acting in good faith.

Section 2.7         Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 7.1(a)(i), Section 7.1(a)(vii) or Section 7.1(a)(viii), upon notice by the Administrative Agent to the Borrower at the direction of the Required Lenders, the overdue principal amount of all Loans outstanding and, to the extent permitted by applicable law, any overdue interest payments on the Loans or any overdue fees or other amounts owed hereunder shall bear interest (including post-petition interest in any proceeding under Bankruptcy Laws (or interest that would have accrued after the commencement of a proceeding but for the commencement of such proceeding)) payable on demand at a rate that is 2.0% per annum in excess of (i) in the case of overdue principal of any Loan, the interest rate otherwise payable hereunder with respect to the applicable Loans and (ii) in the case of any other amount, the rate applicable to Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.8          Fees.  The Borrower agrees to pay to each Arranger and the Administrative Agent fees and expenses in the amounts and at the times separately agreed upon.

Section 2.9           [Reserved].

Section 2.10         Voluntary Prepayments.

(a)        Any time and from time to time the Borrower may prepay any Loans on any Business Day, in whole or in part, without premium or penalty (subject to the requirements of this Section 2.10), in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b)        All such prepayments shall be made: upon written or telephonic notice upon not less than two (2) Business Days’ prior written or telephonic notice; given to the Administrative Agent by 3:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to the Administrative Agent (and the Administrative Agent will promptly transmit such original notice for Loans by telefacsimile or telephone to each applicable Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that a notice of voluntary prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, the receipt of proceeds from the issuance of other Indebtedness or the Disposition of assets, the closing of a merger, amalgamation or acquisition transaction or the closing of any other transaction, in which case such notice of prepayment may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied or delayed in effectiveness; provided that the Borrower shall make any payments required to be made pursuant to Section 2.15(b) in connection therewith.

Section 2.11         Mandatory Prepayments; Cash Trap.

(a)         Asset Sales.  No later than the fifth (5th) Business Day after the Borrower’s or a Restricted Subsidiary’s receipt of any Net Proceeds in excess of $5,000,000 from any Asset Sale, the Borrower shall make an offer to the Lenders to prepay the Loans in an aggregate principal amount equal to such portion of such Net Proceeds as permitted hereunder, at a price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any; provided that, so long as no Event of Default under Sections 7.1(a)(i), (vii) or (viii) shall have occurred and be continuing at the time the Net Proceeds from any such Asset Sales are received and such Net Proceeds are not received in connection with a Regulatory Approval Asset Sale, the Borrower shall have the option, directly or through one or more of its Restricted Subsidiaries, to reinvest such Net Proceeds to the extent (x) such Net Proceeds are so reinvested within ninety (90) days of receipt thereof, or (y) the Borrower or one or more of its Restricted Subsidiaries have committed to reinvest such Net Proceeds during such ninety (90)-day period and such Net Proceeds are so reinvested within ninety (90) days after the expiration of the initial ninety (90)-day period, in assets useful in the business of the Borrower and its Restricted Subsidiaries (or to use such Net Proceeds to replace assets Disposed of in such Asset Sale); provided, further, that any Net Proceeds not so reinvested shall be applied to the prepayment of the Loans as set forth in this Section 2.11(a) at the end of such reinvestment period.  Notwithstanding the foregoing, the Borrower shall not be required to cause any Restricted Subsidiary to pay cash distributions with the Net Proceeds from any such Asset Sale to the extent that such distributions are not permitted by the terms of (i) any contract in existence on the Closing Date to which such Restricted Subsidiary is bound or subject to (including any contract governing Indebtedness or preferred equity of such Restricted Subsidiary), (ii) applicable Organizational Documents, applicable governmental approvals or applicable Law, (iii) any contract governing Permitted Indebtedness described under clause (a) of the definition thereof, so long as such contract does not include any limitation on cash distributions by any Restricted Subsidiary that is materially more restrictive than the limitations set forth in the existing debt facility, loan agreement or other debt document being refinanced thereby, or (iv) any contract governing Permitted Indebtedness described under clause (c) of the definition thereof, so long as such contract does not include any limitation on cash distributions by any Restricted Subsidiary that is materially more restrictive than the limitations set forth in the Repauno Credit Agreement.

(b)         Recovery Events.  No later than the fifth (5th) Business Day after the Borrower’s or a Restricted Subsidiary’s receipt of any Net Proceeds in excess of $5,000,000 from any Recovery Event, the Borrower shall make an offer to the Lenders to prepay the Loans in an aggregate principal amount equal to such portion of such Net Proceeds as permitted hereunder, at a price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any; provided that, so long as no Event of Default under Sections 7.1(a)(i), (vii) or (viii) shall have occurred and be continuing at the time the Net Proceeds from any such Recovery Event are received, the Borrower shall have the option, directly or through one or more of its Restricted Subsidiaries, to reinvest such Net Proceeds to the extent (x) such Net Proceeds are so reinvested within ninety (90) days of receipt thereof, or (y) the Borrower or one or more of its Restricted Subsidiaries have committed to reinvest such Net Proceeds during such ninety (90)-day period and such Net Proceeds are so reinvested within ninety (90) days after the expiration of the initial ninety (90)-day period, in assets useful in the business of the Borrower and its Restricted Subsidiaries; provided, further, that any Net Proceeds not so reinvested shall be applied to the prepayment of the Loans as set forth in this Section 2.11(b) at the end of such reinvestment period.  Notwithstanding the foregoing, the Borrower shall not be required to cause any Restricted Subsidiary to pay cash distributions with the Net Proceeds from any such Recovery Event to the extent that such distributions are not permitted by the terms of (i) any contract in existence on the Closing Date to which such Restricted Subsidiary is bound or subject to (including any contract governing Indebtedness or preferred equity of such Restricted Subsidiary), (ii) applicable Organizational Documents, applicable governmental approvals or applicable Law, (iii) any contract governing Permitted Indebtedness described under clause (a) of the definition thereof, so long as such contract does not include any limitation on cash distributions by any Restricted Subsidiary that is materially more restrictive than the limitations set forth in the existing debt facility, loan agreement or other debt document being refinanced thereby, or (iv) any contract governing Permitted Indebtedness described under clause (c) of the definition thereof, so long as such contract does not include any limitation on cash distributions by any Restricted Subsidiary that is materially more restrictive than the limitations set forth in the Repauno Credit Agreement.

(c)         Issuance of Debt.  Immediately upon receipt by the Borrower or any of its Restricted Subsidiaries of any Net Proceeds from the incurrence or issuance, as applicable, by the Borrower or such Restricted Subsidiary of the Demand Notes, the Refinancing Notes or any other Indebtedness of the Borrower or such Restricted Subsidiary, subject to the last sentence of this clause (c), the Borrower shall make an offer to the Lenders to prepay the Loans in an aggregate amount equal to such Net Proceeds at a price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any.  Notwithstanding the foregoing, the Borrower shall not be required to make an offer pursuant to this clause (c) with respect to the incurrence or issuance, as applicable, of (i) intercompany Indebtedness among the Borrower, its Restricted Subsidiaries and/or their respective Subsidiaries, (ii) any ordinary course letter of credit facilities, purchase money indebtedness, Capital Lease Obligations, sale-leaseback transactions and equipment financings in an aggregate principal amount not exceeding $50,000,000, (iii) [reserved], (iv) Permitted Indebtedness and (v) any Indebtedness incurred by the Borrower under a revolving credit facility in an aggregate principal amount not exceeding $50,000,000.

(d)         [Reserved].

(e)         Net Equity Proceeds.  Within five (5) Business Days of the receipt by the Borrower or any of its Restricted Subsidiaries of any Net Equity Proceeds, the Borrower shall prepay the Loans in an amount equal to such Net Equity Proceeds, at a price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any.  Notwithstanding the foregoing, the Borrower shall not be required to prepay the Loans pursuant to this clause (e) with respect to the receipt of any such Net Equity Proceeds resulting from the sale, issuance or exercise by the Borrower or any of its Restricted Subsidiaries of any Capital Stock (i) by any Subsidiary to the Borrower or any other Subsidiary (as applicable), (ii) pursuant to any equity compensation plan, employment agreement or employee benefit plan or agreement or pursuant to the exercise or vesting of any stock options, restricted stock units, stock appreciation rights, warrants or other equity-based awards, (iii) as directors’ qualifying shares, (iv) in connection with hedging programs, (v) upon conversion or exercise of outstanding securities or options and (vi) in connection with the Rail Co. Equity Securities.

(f)       Prepayment Certificate.  Concurrently with any prepayment of the Loans pursuant to Sections 2.11(a), (c) or (e), the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower demonstrating the calculation of the amount of the applicable Net Proceeds or Net Equity Proceeds, as the case may be.  In the event that the Borrower shall subsequently determine that the actual amount required to be prepaid exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower demonstrating the derivation of such excess.

(g)         Foreign Dispositions.  Notwithstanding any other provision of this Section 2.11, (i) to the extent that any of or all the Net Proceeds of any Disposition received by a Foreign Subsidiary are prohibited or delayed by applicable local law from being repatriated to the United States of America, the portion of such Net Proceeds so affected will not be required to be applied to prepay Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States of America (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds that would otherwise be required to be used to make a prepayment pursuant to this Section 2.11, is permitted under the applicable local law, such Net Proceeds will be promptly (and in any event not later than five (5) Business Days after any such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof to the extent not already taken into account under the definition of “Net Proceeds”) to the prepayment of the Loans pursuant to this Section 2.11 and (ii) to the extent that the Borrower has determined in its sole discretion exercised in good faith that repatriation to the United States of America of any of or all the Net Proceeds of any Disposition received by a Foreign Subsidiary would have material adverse Tax consequences (taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds, such Net Proceeds so affected may be retained by the applicable Foreign Subsidiary; provided that in the case of this clause (ii), on or before the date on which any such Net Proceeds would have been required to be applied to prepayments pursuant to this Section 2.11, the Borrower shall apply an amount equal to such Net Proceeds to such reinvestments or prepayments, as applicable, as if such Net Proceeds had been received by the Borrower rather than such Foreign Subsidiary, less the amount (the “Netted Tax Amount”) of additional Taxes (to the extent not already taken into account under the definition of “Net Proceeds”) that would have been payable or reserved against if such Net Proceeds had been repatriated (or, if less, the Net Proceeds that would be calculated if received by such Foreign Subsidiary); provided that, to the extent that the repatriation of any Net Proceeds from such Foreign Subsidiary would no longer have an adverse Tax consequence, the Borrower shall apply the Netted Tax Amount to prepayment of the Loans promptly (and in any event not later than five (5) Business Days after any such repatriation) in accordance with this Section 2.11.

(h)        Cash-Trap.  So long as the balance in the Cash-Trap Account is less than the Required Cash-Trap Account Balance, the Borrower shall (i) cause each Restricted Subsidiary to distribute on a monthly basis to the Borrower cash of such Restricted Subsidiary in an aggregate amount equal to the Cash-Trap Monthly Amount (other than cash (A) which may not be distributed in accordance with the terms of (1) any contract in existence on the Closing Date to which such Restricted Subsidiary is bound or subject to (including any contract governing Indebtedness or preferred equity of such Restricted Subsidiary), (2) applicable Organizational Documents, applicable governmental approvals or applicable Law, (3) any contract governing Permitted Indebtedness described under clause (a) of the definition thereof, so long as such contract does not include any limitation on cash distributions by any Restricted Subsidiary that is materially more restrictive than the limitations set forth in the existing debt facility, loan agreement or other debt document being refinanced thereby, or (4) any contract governing Permitted Indebtedness described under clause (c) of the definition thereof, so long as such contract does not include any limitation on cash distributions by any Restricted Subsidiary that is materially more restrictive than the limitations set forth in the Repauno Credit Agreement, or (B) that is reasonably determined by such Restricted Subsidiary in good faith to be necessary or appropriate for constructing (as applicable), operating or maintenance or reinvestment purposes (including reasonable working capital and reserves)) and (ii) deposit the proceeds of such distributions into the Cash-Trap Account.  The Borrower shall not be required to cause any such cash distributions to be deposited into the Cash-Trap Account to the extent that any such distributions are reasonably expected to be used for operating expenses, common dividends or other working capital purposes of the Borrower; provided that the aggregate amount of cash distributions withheld in reliance on clause (i)(B) and not deposited in the Cash-Trap Account pursuant to this sentence shall not at any time exceed $15,000,000.  Notwithstanding anything to the contrary, failure to maintain a balance in the Cash-Trap Account equal to at least the Required Cash-Trap Account Balance shall not constitute an Event of Default or Default hereunder.

Section 2.12        Application of Prepayments/Reductions.

(a)          [Reserved].

(b)          [Reserved].

(c)        Waivable Mandatory Prepayment.  Anything contained herein to the contrary notwithstanding, so long as any Loans are outstanding, in the event the Borrower is required to make an offer to prepay Loans pursuant to clause (a), (b), (c) or (e) of Section 2.11, the Borrower shall notify the Administrative Agent on the date specified in clause (a), (b), (c) or (e) of Section 2.11, as applicable (the “Required Offer Date”), of the amount of such prepayment (the “Waivable Prepayment Amount”), and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Loan of the amount of such Lender’s Pro Rata Share of such Waivable Prepayment Amount and such Lender’s option to refuse such amount.  Each such Lender may exercise such option to refuse its Pro Rata Share of such Waivable Prepayment Amount (such refused amount of all such Lenders, the “Refused Proceeds”) by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the third (3rd) Business Day after the Required Offer Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the third (3rd) Business Day after the Required Offer Date shall be deemed to have elected, as of such date, not to exercise such option).  On the fifth (5th) Business Day after the Required Offer Date, the Borrower shall (i) pay to the Administrative Agent the amount of the Waivable Prepayment Amount, less the Refused Proceeds, which such remaining amount shall be applied to prepay the Loans of those Lenders that have elected not to exercise such option, and (ii) retain any Refused Proceeds or use such Refused Proceeds for any other purpose not prohibited hereunder.

Section 2.13         General Provisions Regarding Payments.

(a)         All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 3:00 p.m. (New York City time) on the date due at the Principal Office of the Administrative Agent for the account of Lenders.

(b)        All payments in respect of the principal amount of any Loan shall be accompanied by payment of any fees required to be paid in connection with such principal payment pursuant to Section 2.8 and payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)        The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due related thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)          [Reserved].

(e)        Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f)          The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 3:00 p.m. (New York City time) (unless a later time is otherwise specified herein with respect to such payment) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7, if applicable, from the date such amount was due and payable until the date such amount is paid in full.

Section 2.14       Ratable Sharing.  The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, or by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under Bankruptcy Laws, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.14 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.  For purposes of clause (a)(iii) of Section 2.17, a Lender that acquires a participation pursuant to this Section 2.14 shall be treated as having acquired such participation on the earlier date on which such Lender acquired the applicable interest in the Loan to which such participation relates.

Section 2.15        Making or Maintaining Loans; Benchmark Replacement.

(a)          (i) Subject to clauses (ii), (iii), (iv), (v) and (vi) of this Section 2.15(a), if:

(x)       the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR, Daily Simple SOFR; or

(y)         the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing:

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice in accordance with the terms of Section 2.1 or Section 2.5, any Notice that requests a Term Benchmark Borrowing shall instead be deemed to be a Notice for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.15(a)(i)(x) or (y) above or (y) a Borrowing with respect to Base Rate Loans if the Adjusted Daily Simple SOFR also is the subject of Section 2.15(a)(i)(x) or (y) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.  Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.15(a)(i) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice in accordance with the terms of Section 2.1 or Section 2.5, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.15(a)(i) or (ii) above or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.15(a)(i) or (ii) above, on such day.

(ii)         Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(iii)       Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iv)      The Administrative Agent will promptly notify the Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, (4) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (5) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.15.

(v)      Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (x) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (y) if a tenor that was removed pursuant to clause (i) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(vi)        Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, continuation of Term Benchmark Loans to be made or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of (A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Borrowing with respect to Base Rate Loans if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.  Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.15, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day.

(b)        Compensation for Breakage or Non-Commencement of Interest Periods.  The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts in reasonable detail), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to lenders of funds borrowed by it to make or carry its Term Benchmark Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing or continuation of any Term Benchmark Loan does not occur on a date specified therefor in any written or telephonic notice delivered pursuant hereto; (ii) if any prepayment or other principal payment of any of its Term Benchmark Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Term Benchmark Loans is not made on any date specified in a notice of prepayment given by the Borrower.  The agreements in this Section 2.15(b) shall survive the termination of the Commitments and the repayment of the Loans and all other amounts payable hereunder.

(c)         Booking of Loans.  Any Lender may make, carry or transfer Term Benchmark Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(d)        Assumptions Concerning Funding of Loans.  Calculation of all amounts payable to a Lender under this Section 2.15 and under Section 2.16 shall be made as though such Lender had actually funded each of its relevant Term Benchmark Loans through the purchase of a deposit bearing interest at the rate obtained pursuant to the definition of “Adjusted Term SOFR Rate” in an amount equal to the amount of such Term Benchmark Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Term Benchmark Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16.

(e)         Illegality or Impracticability of Term Benchmark Loans.  In the event that on any date (i) any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its Term Benchmark Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) the Administrative Agent is advised by the Required Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Term Benchmark Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by email or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender).  If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) Lenders constituting Required Lenders pursuant to clause (ii) of the preceding sentence, then (A) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as Term Benchmark Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (B) to the extent such determination by the Affected Lender relates to a Term Benchmark Loan then being requested by the Borrower pursuant to a Funding Notice or a Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as) a Base Rate Loan, (C) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Term Benchmark Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (D) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Term Benchmark Loan then being requested by the Borrower pursuant to a Funding Notice or a Continuation Notice, the Borrower shall have the option, subject to the provisions of this Section 2.15(e), to rescind such Funding Notice or Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 2.15(e) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as Term Benchmark Loans in accordance with the terms hereof.

Section 2.16         Increased Costs; Capital Requirements.

(a)          Increased Costs.  If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Term SOFR Rate);

(ii)        subject any Recipient to any Taxes (other than (A) Taxes excluded from Section 2.17(a) pursuant to clauses (ii) through (iv) of Section 2.17(a), (B) Non-Excluded Taxes and Other Taxes indemnifiable under Section 2.17 and (C) Connection Income Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)      impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)        Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)        Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)        Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)         Survival.  The agreements in this Section 2.16 shall survive the termination of the Commitments and the repayment of the Loans and all other amounts payable hereunder.

Section 2.17         Taxes.

(a)         All payments made by or on behalf of any Loan Party to a Recipient under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes (except as required by applicable Law), excluding any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:  (i) Taxes imposed on or measured by net income (however denominated), branch profits, and franchise Taxes, in each case (x) imposed on any Recipient as a result of such Recipient being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction of the Governmental Authority imposing such Tax (or any political subdivision thereof), or (y) that are Other Connection Taxes; (ii) Taxes imposed on any Recipient that are attributable to such Recipient’s failure to comply with the requirements of clauses (f), (g) or (h) of this Section 2.17; (iii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (x) such Lender acquires such interest in such Commitment (or, to the extent such Lender did not fund an applicable Loan pursuant to a prior Commitment, on the date on which such Lender acquires interest in such Loan); provided that this clause (x) shall not apply to a Lender that became a Lender pursuant to an assignment request by the Borrower under Section 2.19, or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office; and (iv) Taxes that are imposed pursuant to Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreement (and any related fiscal or regulatory legislation, administrative rules or official practices) implementing the foregoing (such Code provisions, agreements, regulations and interpretations, collectively, “FATCA”).  If applicable Law (as determined in the good faith discretion of any applicable withholding agent) requires any Taxes not described in clauses (i) through (iv) of the preceding sentence (“Non-Excluded Taxes”) or any Other Taxes to be withheld by any applicable withholding agent from any amounts payable under any Loan Document, the amounts so payable by or on behalf of any Loan Party shall be increased to the extent necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Non-Excluded Taxes or Other Taxes applicable to additional sums payable under this Section 2.17) the applicable Lender (or, in the case of any amounts received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)        Without duplication of Section 2.17(a), the Loan Parties shall pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)       Whenever any Non-Excluded Taxes or Other Taxes are payable or remittable by a Loan Party, as soon as practicable thereafter the Loan Party shall send to the applicable Recipient the original or a certified copy of an original official receipt received by the Loan Party or other reasonably satisfactory evidence showing payment thereof.

(d)       Without duplication of Section 2.17(a), the Loan Parties shall indemnify each Recipient for the full amount of Non-Excluded Taxes or Other Taxes (including any Non-Excluded Taxes and Other Taxes imposed on amounts payable under this Section 2.17) payable by such Recipient, and any liability (including penalties, additions to Tax, interest and any reasonable expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  Such indemnification shall be made within ten (10) days after the date the Recipient makes written demand therefor (which demand shall set forth in reasonable detail the nature and amount of Non-Excluded Taxes and Other Taxes for which indemnification is being sought).  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Arrangers or Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)         If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of such Recipient, agrees to repay the amount paid over to the Loan Party (plus interest attributable to the period during which the Loan Party held such funds and any penalties, additions to Tax, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority.  This Section 2.17(e) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(f)          Upon the reasonable request of the Borrower or the Administrative Agent, a Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to any payments under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent (in such number of copies as shall be reasonably requested by the Borrower or the Administrative Agent, as applicable) as will permit such payments to be made without withholding or at a reduced rate prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent); provided that the completion, execution or submission of such documentation required under this Section 2.17(f) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Each Lender shall deliver the forms and other documentation required to be provided under this Section 2.17(f) and Section 2.17(g):  (i) on or before the date it becomes a party to this Agreement, (ii) promptly upon the obsolescence, expiration, inaccuracy, or invalidity of any form previously delivered by such Lender, and (iii) at such other times as may be reasonably requested by the Borrower or the Administrative Agent or as required by Law.  Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any documentation previously delivered to the Borrower or the Administrative Agent.  Notwithstanding anything in this Section 2.17 to the contrary, no Lender shall be required to provide any form or other documentation pursuant to this Section 2.17 that it is not legally eligible to provide. Each Lender authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.17(f) or (g).

(g)         Without limiting the generality of Section 2.17(f):

(i)         Each Lender that is a “U.S. person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax.

(ii)        Each Lender that is not a “U.S. person” (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of whichever of the following is applicable:

(A)        In the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(B)         IRS Form W-8ECI;

(C)        In the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 (a “U.S. Tax Compliance Certificate”) and (y) IRS Form W-8BEN or Form W-8BEN-E, as applicable; or

(D)       To the extent a Foreign Lender is not the beneficial owner, IRS Form W-8IMY, accompanied by IRS Form W-8ECI, Form W-8BEN, Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of such direct and indirect partner(s).

(iii)       Any Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two (2) executed copies of any other documentation prescribed by applicable law as a  basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iv)       If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for the purpose of this Section 2.17(g)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)      Each of the Administrative Agent and the Arranger, if it is a “United States person” within the meaning of Section 7701(a)(30) of the Code, then it shall, on or prior to the date on which it becomes the Administrative Agent or an Arranger, as applicable, provide the Borrower with a properly completed and duly executed copy of IRS Form W-9 confirming that the it is exempt from U.S. federal backup withholding.  If the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, then it shall, on or prior to the date on which it becomes the Administrative Agent, provide the Borrower with, (i) with respect to payments made to the Administrative Agent for its own account, a properly completed and duly executed IRS Form W-8ECI (or other applicable IRS Form W-8), and (ii) with respect to payments made to the Administrative Agent for the account of any Lender, a properly completed and duly executed IRS Form W-8IMY confirming that the Administrative Agent agrees to be treated as a “United States person” for U.S. federal withholding Tax purposes.  If an Arranger is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, then it shall, on or prior to the date on which it becomes an Arranger, provide the Borrower with a properly completed and duly executed copy of IRS Form W-8ECI (or other applicable IRS Form W-8).  The Administrative Agent and the Arrangers shall, (A) promptly upon the obsolescence, expiration, inaccuracy or invalidity of any form previously delivered by the Administrative Agent or an Arranger under this clause (h), and (B) at such other times as may be reasonably requested by the Borrower or as required by Law, deliver promptly to the Borrower an updated form or other appropriate documentation (in such number of copies as shall be reasonably requested by the Borrower) or promptly notify the Borrower in writing of its legal ineligibility to do so.  Notwithstanding anything in this clause (h) to the contrary, no Administrative Agent or Arranger shall be required to provide any documentation pursuant to this clause (h) that such Administrative Agent or Arranger is unable to deliver as a result of a Change in Law after the date of this Agreement.

(i)        The agreements in this Section 2.17 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 2.18        Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section 2.15, 2.16 or 2.17, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15, 2.16 or 2.17 would be reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office or take such other measures pursuant to this Section 2.18 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office or taking such other measures as described above.  A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

Section 2.19        Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that:  (a)(i) any Lender (an “Increased Cost Lender”) shall give notice to the Borrower that such Lender is entitled to receive payments under Section 2.15, 2.16 or 2.17, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after the Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.1, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each, a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Persons permitted to become Lenders hereunder pursuant to and in accordance with the provisions of Section 9.6 (each, a “Replacement Lender”) and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender or a Non-Consenting Lender; provided that, (A) on the date of such assignment, such Terminated Lender shall have received payment from the Replacement Lender or the Borrower in an amount equal to the sum of (1) the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and (2) all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.8; (B) in the case of any such assignment resulting from a claim for compensation under Section 2.15(b), 2.16 or 2.17, such assignment will result in a material reduction in such compensation and on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15, 2.16 or 2.17; or otherwise as if it were a prepayment; and (C) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.  Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.6; provided that each party hereto agrees that an assignment required pursuant to this Section 2.19 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto, and each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.6.

Section 3.             REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower and the other Loan Parties hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

Section 3.1       Financial Condition.  The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2024, and the audited balance sheets and related consolidated statements of operations, comprehensive (loss) income, changes in equity cash flow of the Borrower and its consolidated Subsidiaries for the fiscal period then ended, copies of which have heretofore been furnished to the Administrative Agent for delivery to each Lender, in each case, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of operations and consolidated cash flows of the Borrower and its consolidated Subsidiaries for the fiscal year then ended.  Such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the period involved (except as disclosed therein).

Section 3.2       No Change.  Since December 31, 2024, there has been no development or event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.3         Existence; Compliance with Law.  Each FTAI Group Member (a) is duly incorporated, organized or formed, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation, organization or formation, (b) has the organizational power and authority, and all requisite Permits from Governmental Authorities, to own and, to the extent in operation, operate its Property, to lease the Property it leases as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization or body corporate and in good standing under the laws of each jurisdiction (if applicable) where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of clause (a) above with respect to any FTAI Group Member other than the Loan Parties and in the cases of clauses (b), (c) and (d) above, to the extent that failure of the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4        Power; Authorization; Enforceable Obligations.  (a) Each Loan Party has the requisite corporate or other organizational power and authority to make, deliver and perform the Loan Documents to which it is a party.  Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto and constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)         No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the borrowings hereunder, the granting of Liens pursuant to the Security Documents or the execution, delivery or performance of this Agreement or any of the other Loan Documents, except (i) those consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) filings in the United States Patent and Trademark Office and the United States Copyright Office in respect of Intellectual Property acquired after the date hereof, (iii) recording of the transfer of registrations and applications for Intellectual Property rights upon foreclosure and (iv) the filings or other actions referred to in Section 3.21 (or otherwise expressly not required to be made or taken under the Loan Documents).

Section 3.5          No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not contravene, violate or result in a breach of or default under any Requirement of Law or any Contractual Obligation of any FTAI Group Member, other than any violation that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

Section 3.6          No Material Litigation.  No litigation, action, suit, claim, dispute, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the actual knowledge attributable to any officer of the Borrower, threatened in writing by or against any FTAI Group Member or against any of their respective properties or revenues that (i) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) purports to affect or pertain to any of the Loan Documents or any of the transactions contemplated hereby or thereby.

Section 3.7          No Default.  No Default or Event of Default has occurred and is continuing.  No FTAI Group Member is in default under any Contractual Obligation that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8           Ownership of Property; Liens.  Each of the FTAI Group Members has title in fee simple or good and valid title, as the case may be, to, or a valid leasehold interest in, or easements or other limited property interests in, all its real or immoveable property necessary in the ordinary conduct of its business, and good title to, or a valid leasehold interest in, or valid license of or other right to use, all its other Property necessary for the conduct of its business as currently conducted, in each case except where the failure to have such title, interest, license or right would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by Section 6.6.

Section 3.9         Intellectual Property.  Each of the FTAI Group Members owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary for the conduct of its business as currently conducted except to the extent such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No claim has been asserted and is pending by any Person  against an FTAI Group Member challenging or questioning the use by an FTAI Group Member of any Intellectual Property or the validity or effectiveness of any Intellectual Property owned by an FTAI Group Member, except to the extent that any such claim would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the actual knowledge attributable to any officer of the Borrower, the use of Intellectual Property by the FTAI Group Members in their business as currently conducted does not infringe on the intellectual property rights of any Person, except for such infringements which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10       Taxes.  Each of the FTAI Group Members has filed or caused to be filed all federal, state and other tax returns that are required to be filed and has paid all Taxes due and payable by it (including in its capacity as a withholding agent) other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant FTAI Group Member or (b) where the failure to make such filing, payment, deduction, withholding, collection or remittance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and no Lien for Tax has been filed, and, to the actual knowledge attributable to any officer of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge except, in each case, as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.11        Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of Regulations T, U or X.

Section 3.12      Labor Matters.  There are no strikes or other labor disputes against any FTAI Group Member pending or, to the actual knowledge attributable to any officer of the Borrower, threatened that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All payments due from the FTAI Group Members on account of employee health and welfare insurance that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the relevant FTAI Group Member.

Section 3.13       ERISA.  None of the Borrower or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.14      Investment Company Act.  No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.

Section 3.15         Subsidiaries.

(a)         The Persons listed on Schedule 3.15 constitute all the Subsidiaries of the Borrower as of the Closing Date.  Schedule 3.15 sets forth as of the Closing Date the name and jurisdiction of incorporation or organization of each Person listed therein and the percentage of each class of Capital Stock of such Person owned by the Borrower and each Subsidiary.

(b)       As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments granted to any Person other than the Borrower and its Subsidiaries (other than Management Equity and directors’ qualifying shares or other similar shares required pursuant to applicable Law) of any nature relating to any Capital Stock of any Subsidiary owned directly or indirectly by the Borrower; provided that, with respect to any non-Wholly-Owned Subsidiary, its Capital Stock may be subject to customary rights of first refusal, tag-along, drag-along, rights of first offer, buy-sell provisions and other similar rights.

Section 3.16         Use of Proceeds.  The proceeds of the Loans shall be used for the purposes set forth in the recitals to this Agreement.

Section 3.17        Environmental Matters.  Other than exceptions to any of the following that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect:

(a)        The FTAI Group Members and each of their respective facilities and operations:  (i) are in compliance with all applicable Environmental Laws; (ii) hold or otherwise have rights to operate under all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; (iii) are in compliance with all of their Environmental Permits; (iv) have taken reasonable steps to ensure each of their Environmental Permits will be timely maintained, renewed and complied with; and (v) have no actual knowledge attributable to any officer of the Borrower of any facts or circumstances upon which any such Environmental Permits would reasonably be expected to be adversely amended or revoked.

(b)        Hazardous Materials are not present at, on, under, in, or emanating from any property now or, to the actual knowledge attributable to any officer of the Borrower, formerly owned, leased or operated by the Borrower or any FTAI Group Member, or, to the actual knowledge attributable to any officer of the Borrower, at any other location (including any location to which Hazardous Materials have been sent for reuse or recycling or for treatment, storage, or disposal) which would reasonably be expected to (i) give rise to liability of the Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Restricted Subsidiaries, or (ii) interfere with the Borrower’s or any of its Restricted Subsidiaries’ continued operations.

(c)       There are no Environmental Claims to which the Borrower or any of its Restricted Subsidiaries is, or to the actual knowledge attributable to any officer of the Borrower will be, named as a party that is pending or, to the actual knowledge attributable to any officer of the Borrower, threatened.  To the actual knowledge attributable to any officer of the Borrower, there are no facts or circumstances that would reasonably be expected to give rise to any such Environmental Claim.

(d)       None of the Borrower or any of its Restricted Subsidiaries has received any written request for information from the applicable Governmental Authority, or been notified by such Governmental Authority that it is a potentially responsible party or subject to liability under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or any other Environmental Law, or with respect to any Hazardous Materials, excluding any such matters that have been fully resolved with no further obligation or liability on the part of the Borrower or any of its Restricted Subsidiaries.

(e)       None of the Borrower or any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral or other form of dispute resolution, relating to compliance with or liability under any Environmental Law, excluding any such matters that have been fully resolved.

Section 3.18       Accuracy of Information, Etc.   No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (as modified or supplemented by other information so furnished), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not materially misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 3.19        [Reserved].

Section 3.20       Solvency.  As of the Closing Date and after giving effect to the Loans made on the Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 3.21       Security Documents.  Each of the Security Documents is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of (i) any Pledged Equity as described in the Security Documents which is in certificated form, when any stock, share, membership or partnership unit certificates representing such Pledged Equity are delivered to, and in the possession of, the Administrative Agent and (ii) the other Collateral described in the Security Documents, when financing statements and other filings in appropriate form are filed or registered in the office specified on Schedule 3.19, the security interest created in favor of the Administrative Agent for the benefit of the Secured Parties in such Pledged Equity and other Collateral described in the Security Documents shall constitute a fully enforceable and/or perfected (to the extent perfection is required under the Loan Documents) Lien on, and security interest in, all right, title and interest of the Borrower in such Pledged Equity, other Collateral and the proceeds thereof, in which a security interest may be perfected by delivery to the Administrative Agent of such Pledged Equity or by filing a financing statement in the United States or other filing or registration in any applicable non-U.S. jurisdiction as security for the Obligations, in each case, prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights that are permitted by this Agreement to be incurred pursuant to Section 6.6).

Section 3.22         Anti-Money Laundering and Anti-Corruption Laws; Sanctions.

(a)         To the extent applicable, the Borrower is in compliance and the operations of the Borrower are and have been conducted for the past five years or since April 24, 2019 with respect to Section 3.22(a)(i) in compliance, in all material respects, with all applicable financial recordkeeping and reporting requirements, including those of the (i)  Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act and (iii) the applicable anti-money laundering statutes of jurisdictions where the Borrower conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Authority involving the Borrower with respect to the Anti-Money Laundering Laws is pending or, to the actual knowledge attributable to any officer of the Borrower, threatened in writing.

(b)        No part of the proceeds of the Loans will be used, directly or, to the actual knowledge attributable to any officer of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity for a Governmental Authority, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or otherwise in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption laws.  Neither the Borrower nor any director or officer thereof, nor, to the actual knowledge attributable to any officer of the Borrower, any employee, agent, Affiliate or representative thereof, will take any action in furtherance of an offer, payment, promise to pay or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or, to the actual knowledge attributable to any officer of the Borrower, indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for public office) in order to influence official action, or to any Person in violation of the FCPA or any applicable anti-corruption laws.  The FTAI Group Members are conducting their businesses in compliance in all material respects with the FCPA and applicable anti-corruption laws and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote compliance with such laws and with the representations and warranties contained in this clause (b).

(c)        Neither the Borrower nor any director or officer thereof, nor, to the actual knowledge attributable to any officer of the Borrower, any employee, agent, Affiliate or representative of the Borrower, is a Person that is, or is 50.0% or more owned or controlled by one or more Persons that are, (i) on the list of “Specially Designated Nationals and Blocked Persons,” (ii) the subject of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the United Nations Security Council, the European Union or His Majesty’s Treasury (collectively, “Sanctions”) or (iii) located, organized or resident in a country, region or territory that is the subject of comprehensive Sanctions (as of the date of this Agreement, the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, the non-Ukrainian government controlled areas in the Zaporizhzhia and Kherson oblasts of Ukraine, and Cuba, Iran and North Korea); and the Borrower will not directly or, to the actual knowledge attributable to any officer of the Borrower, indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Person (A) to fund or facilitate any activities or business of or with any Person or in any country, region or territory that, at the time of such funding or facilitation, is in violation of Sanctions or (B) in any other manner that will result in a violation of Sanctions by any Person.  The FTAI Group Members have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with applicable Sanctions and with the representations and warranties contained in this clause (c).

Section 3.23       Insurance.  The properties of the Borrower and the other FTAI Group Members are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable FTAI Group Member operates, in each case, as reasonably determined in good faith by the Borrower.

Section 4.             CONDITIONS PRECEDENT

Section 4.1         Closing Date.  The Lenders shall not be obligated to fund until the date on which each of the following conditions precedent is satisfied (or waived):

(a)          Loan Documents. The Administrative Agent shall have received:

(i)          this Agreement, executed and delivered by a duly authorized officer or signatory of the Borrower.

(ii)        (A) the Security Agreement, executed and delivered by a duly authorized officer or signatory of the Borrower and (B) subject in all respects to the final paragraph of this Section 4.1, evidence that all actions (if any) (including the filing of Uniform Commercial Code financing statements and delivery to the Administrative Agent of the certificates and instruments required to be delivered pursuant to the Security Documents) required by the Security Documents or under applicable law or reasonably requested by the Administrative Agent to perfect (to the extent perfection is required under the Loan Documents) the Liens created by such Security Documents have been completed.

(b)      Legal Opinion.  The Administrative Agent shall have received, in form and substance reasonably acceptable to the Administrative Agent, a customary legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, Delaware and New York counsel to the Borrower and its Subsidiaries, dated the date hereof and addressed to the Administrative Agent and the Lenders.

(c)       Financial Statements and Other Financial Information.  The Administrative Agent shall have received the Historical Borrower Financial Statements, the Historical Target Financial Statements and the Pro Forma Financial Statements.  The Administrative Agent hereby acknowledges (i) receipt of (A) the audited financial statements referred to in clause (a) of the definition of Historical Borrower Financial Statements for the fiscal years ended December 31, 2024, December 31, 2023, and December 31, 2022, (B) the unaudited financial statements referred to in clause (b) of the definition of “Historical Borrower Financial Statements” for the fiscal quarter ended March 31, 2025, (C) the audited financial statements referred to in clause (a) of the definition of “Historical Target Financial Statements” for the fiscal years ended June 30, 2024 and June 30, 2023, (D) the unaudited financial statements referred to in clause (b)(i) of the definition of “Historical Target Financial Statements”, and (E) the unaudited financial statements referred to in clause (b)(ii) of the definition of “Historical Target Financial Statements” and (ii) that the timely public filing by the Borrower with the SEC of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q shall be deemed to satisfy the requirements under this clause (c).

(d)       PATRIOT Act; Beneficial Ownership Certification.  The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, (i) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification with respect to the Borrower and (ii) all documentation and other information with respect to the Borrower required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each case, to the extent reasonably requested by the Administrative Agent from the Borrower in writing at least ten (10) Business Days prior to the Closing Date.

(e)         Closing Date Certificate.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit B or otherwise in form and substance reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments.

(f)        Funding Notice.  The Administrative Agent shall have received a fully executed and delivered Funding Notice in accordance with the terms of Section 2.1(b)(i).

(g)       Solvency Certificate.  The Administrative Agent shall have received a solvency certificate, substantially in the form of Exhibit F, executed by a Responsible Officer of the Borrower.

(h)         Specified Representations.  The Specified Representations shall be true and correct in all material respects or, if qualified by materiality or material adverse effect, in all respects.

(i)          Specified Stock Purchase Agreement Representations.  The Specified Stock Purchase Agreement Representations shall be true and correct to the extent required by the definition thereof.

(j)          Fees and Expenses.  The Borrower shall have paid (or the Lenders and/or the Administrative Agent shall withhold from the proceeds of the Loans on the Closing Date), all fees due and payable as of the Closing Date pursuant to the Fee Letter and Section 2.8 to the Administrative Agent (for distribution, as appropriate, to the Lenders), and all reasonable and documented out-of-pocket expenses required to be paid pursuant to Section 9.5 for which reasonably detailed invoices have been invoiced at least three (3) Business Days prior to the Closing Date shall have been paid to the Administrative Agent.

(k)       Acquisition.  The Acquisition shall be consummated substantially concurrently with the funding of the Facility in accordance in all material respects with the Stock Purchase Agreement without modifications, supplements, consents, waivers or amendments thereof that are materially adverse when taken as a whole to the interests of the Lenders or Arrangers unless consented to by the Lenders and Arrangers (such consent not to be unreasonably withheld, delayed or conditioned).

(l)         Refinancing.  The Refinancing shall be consummated substantially simultaneously with the initial Borrowing under the Facility.

(m)        Rail Co. Equity Securities.  The issuance of the Rail Co. Equity Securities by Rail Co. in all material respects on the terms set forth in the Preferred Equity Commitment Letter shall have been, or substantially concurrently with the initial Borrowing under the Facility shall be, consummated; provided, however, that the Preferred Equity Commitment Letter shall not have been amended, supplemented or waived in a manner that is materially adverse to the interests of the Lenders or the Arrangers without the consent of the Lenders and Arrangers (such consent not to be unreasonably withheld, delayed or conditioned).

(n)         Material Adverse Effect.  From the Balance Sheet Date (as defined in the Stock Purchase Agreement), there has not been any event, occurrence, development or state of circumstances or facts that has had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Stock Purchase Agreement), but only to the extent that the Borrower or its applicable Affiliates have the right to terminate its or its applicable Affiliates’ obligations under the Stock Purchase Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Stock Purchase Agreement (after giving effect to any applicable notice and cure provisions).

Notwithstanding anything herein to the contrary, it is understood and agreed that, to the extent any security interest in any Collateral is or cannot be provided and/or perfected on the Closing Date (other than pledge and perfection of the security interests (1) in the certificated equity securities, along with undated transfer powers executed in blank, if any, of the Borrower and any material U.S. domestic Wholly-Owned Subsidiaries of the Borrower (to the extent required by the Loan Documents) and (2) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code (to the extent required by the Loan Documents)) after the Borrower’s use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability and funding of the Facility on the Closing Date, but instead shall be required to be delivered and/or perfected after the Closing Date in accordance with Section 5.10 (but, in any event, not later than ninety (90) days after the Closing Date or such longer period as may be agreed by the Administrative Agent, in its sole discretion, and the Borrower acting reasonably without any requirement for Lender consent).

Section 5.             AFFIRMATIVE COVENANTS

The Borrower agrees that, so long as the Termination Conditions have not been satisfied, the Borrower shall and shall cause each of the Restricted Subsidiaries of the Borrower to:

Section 5.1           Financial Statements.

(a)          Furnish to the Administrative Agent for delivery to each Lender and take the following actions:

(i)         within ninety (90) days (or the successor time period then in effect under the Exchange Act for a non-accelerated filer plus any grace period provided by Rule 12b-25 under the Exchange Act) after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2025, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, audited by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing, together with a report and opinion by such certified public accountants, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except for any such qualification solely with respect to or resulting from an upcoming maturity date under any Indebtedness that is scheduled to occur within one year from the time such report and opinion are delivered or any potential or actual inability to satisfy any financial maintenance covenant on a future date or in a future period); and

(ii)       not later than forty-five (45) days (or the successor time period then in effect under the Exchange Act for a non-accelerated filer plus any grace period provided by Rule 12b-25 under the Exchange Act) after the end of the first three (3) fiscal quarter of the Borrower, beginning with the fiscal quarter ending September 30, 2025, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

(b)        Financial statements, segment information or other information required to be delivered pursuant to this Section 5.1, Section 5.2 or Section 5.7 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower, as applicable, posts such financial statements, segment information or other information or provides a link thereto, on the website of the Borrower, as applicable; (ii) on which such financial statements, segment information or other information is posted on behalf of the Borrower on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or third-party website or whether sponsored by the Administrative Agent); or (iii) to the extent such financial statements, segment information or other information are set forth in the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC, on which date such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that except in the case of clause (iii) above, the Borrower shall notify the Administrative Agent by electronic mail of the posting of any such documents and provide to the Administrative Agent electronic versions of such documents.

Section 5.2           Certificates; Other Information.  Furnish to the Administrative Agent for delivery to each Lender:

(a)        concurrently with the delivery of any financial statements pursuant to Section 5.1, a Compliance Certificate of the Borrower (the first such Compliance Certificate to be delivered for the fiscal quarter ending September 30, 2025) as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

(b)       no later than sixty (60) days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2025, a consolidated budget for the Borrower and its Subsidiaries for the following fiscal year (including a consolidated statement of projected results of operations of the Borrower and its consolidated Subsidiaries as of the end of the following fiscal year presented on a quarterly basis);

(c)       concurrently with the delivery of any financial statements pursuant to clause (i) or (ii) of Section 5.1(a), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its consolidated Subsidiaries, in each case, for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter;

(d)        if any Loan Party shall (i) change its jurisdiction of organization, type of organization or the location of its sole place of business or chief executive office after the Closing Date due to any action by any Loan Party; or (ii) change its name, such Loan Party shall, on or before the date that is thirty (30) days following such change (or such longer period as the Administrative Agent may agree to in its sole discretion), give the Administrative Agent written notice thereof; and

(e)        promptly, from time to time, such other customary information regarding the operations, business affairs and financial condition of the Borrower and its Restricted Subsidiaries and their compliance with the terms of any Loan Document, in each case, as the Administrative Agent may reasonably request (for itself or on behalf of any Lender).  The Borrower hereby acknowledges that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to Section 5.1 or this Section 5.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has not clearly and conspicuously marked “PUBLIC” shall not be posted on that portion of the Platform designated for such Public Lenders.  The Borrower agrees to use commercially reasonable efforts to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders.  If the Borrower has not indicated whether a document or notice delivered pursuant to this paragraph contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Non-Public Information with respect to the Borrower, its Subsidiaries and their securities (“Private Side Information”).  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected to receive Private Side Information in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities laws, to make reference to communications that are not made through the “Public” portion of the Platform and that may contain Non-Public Information.

Section 5.3         Payment of Taxes.  Pay, before the same shall become delinquent or in default, all Taxes except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Borrower or any of its Restricted Subsidiaries or (b) the failure to make payment would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.4         Conduct of Business and Maintenance of Existence; Compliance with Law.  (a)(i) Preserve, renew and keep in full force and effect its organizational existence and good standing in its jurisdiction of incorporation or organization and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 or 6.9 or, other than with respect to the organizational existence of each of the Loan Parties, to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) comply with all Requirements of Law, except to the extent that failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.5         Maintenance of Property; Insurance.  (a) Keep all real and tangible Property and systems used, useful, or necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses) as are customarily carried under similar circumstances by such other Persons, in each case, as reasonably determined in good faith by the Borrower. As soon as reasonably practicable after the Closing Date, the Borrower agrees to use commercially reasonable efforts to cause the Administrative Agent to be named as an additional insured or loss payee, as applicable, under all such insurance maintained by the Borrower (other than director and officer liability insurance).

Section 5.6         Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which entries which are full, true and correct, in all material respects, in conformity with GAAP shall be made of all material dealings and transactions in relation to its business and activities, (b) upon the request of the Administrative Agent or the Required Lenders, participate in a meeting or conference call with the Administrative Agent and the Lenders once during each fiscal quarter at such time as may be agreed to by the Borrower and the Administrative Agent (provided that the requirements of this clause (b) shall be satisfied by the Borrower providing the Lenders with access to any earnings call for such fiscal quarter with the holders of the Capital Stock of the Borrower) and (c) permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired (but the Administrative Agent may not have more than one visit per any twelve (12) month period except during an Event of Default), upon reasonable advance notice to the Borrower, and to discuss the business, operations, properties and financial and other condition of the Borrower and the Borrower’s Restricted Subsidiaries with officers and employees of the Borrower and the Borrower’s Restricted Subsidiaries and with their independent certified public accountants (and the Borrower will be given the opportunity to participate in any such discussions with such independent certified accountants) and to discuss matters relating to any Loan Party’s performance under the Loan Documents with any appropriate officers or employees of any Loan Party, having knowledge of such matters.  So long as no Event of Default has occurred and is continuing at the time of such inspection, the Borrower shall not bear the cost of more than one such inspection per calendar year by the Administrative Agent (or its representatives); provided that in any event, no more than two such inspections shall be conducted in any calendar year if no Event of Default has occurred and is continuing.  Notwithstanding anything to the contrary in this Section 5.6, none of the Borrower and its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or its representatives) is prohibited by any Requirement of Law or any binding agreement (provided that, with respect to any prohibition by any binding agreement, the Borrower shall attempt to obtain consent to such disclosure if requested by the Administrative Agent) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 5.7       Notices.  Promptly upon a Responsible Officer of the Borrower obtaining knowledge of the same, give notice to the Administrative Agent of:

(a)          the occurrence of any Default or Event of Default;

(b)        any dispute, claim, litigation, investigation or proceeding (i) affecting the Borrower or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby; and

(c)         any other development or event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action, if any, the Borrower or the relevant Subsidiary has taken or proposes to take with respect thereto.

Section 5.8           Environmental Laws.

(a)        Except in each case to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all material Environmental Permits.

(b)        Except in each case to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other similar actions required by any Governmental Authority under Environmental Laws, and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

Section 5.9        Plan Compliance.  Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, establish, maintain and operate any and all Pension Plans, Multiemployer Plans and Foreign Employee Benefit Plans (other than government-sponsored plans) in compliance with all Requirements of Law applicable thereto and the respective requirements of the governing documents for such plans to the extent the Borrower or any Commonly Controlled Entity has the authority to establish, maintain and operate such plans.

Section 5.10         Post-Closing Items.

(a)         Take all necessary actions (if any) to satisfy the items described on Schedule 5.10 within the period or by the date specified therein or, within such longer period of time or by such later date as the Administrative Agent may reasonably agree.

(b)         Notwithstanding anything to the contrary herein or in any other Loan Document, all representations, warranties, covenants and other provisions in this Agreement and the other Loan Documents shall take into account any time extensions provided in this Section 5.10, Schedule 5.10 and any post-closing letter agreement and in any amendment or extension agreement related thereto and any time extension provided in this Section 5.10, Schedule 5.10 or any post-closing letter agreement (or any amendment or extension agreement related thereto) shall automatically be applied to any relevant representation, warranty, covenant or other provision in this Agreement and the other Loan Documents.

Section 5.11         Further Assurances; Additional Collateral, etc.

(a)        From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request in order to grant, preserve, maintain, protect, and perfect (or continue the perfection of) (if and to the extent contemplated under the Security Documents) the validity and priority of the Liens and security interests created or intended to be created by the Security Documents.  Upon the exercise by the Administrative Agent or any other Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will, if reasonably requested by the Administrative Agent, use commercially reasonable efforts to execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Secured Party may be reasonably required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

(b)          Notwithstanding anything to the contrary herein or in any Security Document:

(i)        Liens required to be granted from time to time pursuant to this Agreement shall be subject to exceptions and limitations set forth in the applicable Security Documents;

(ii)       (A) perfection by control will not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than control or possession of pledged Equity Interests that constitute Collateral) and (B) no blocked account agreement, securities account control agreement or similar agreement will be required for any deposit account, securities account or commodities account; provided that this clause (ii) shall not apply to the Cash-Trap Account;

(iii)       no actions will be required to be taken, and the Administrative Agent will not be authorized to take any action, in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction and no non-U.S. filings, searches or schedules);

(iv)       no actions will be required to perfect a security interest in (A) any assets subject to a certificate of title or (B) letter-of-credit rights not constituting supporting obligations of other Collateral, except in the case of each of clauses (A) and (B), perfection actions limited solely to the filing of a UCC financing statement;

(v)         no title insurance or survey shall be required to be delivered for any Material Real Estate Asset comprised of rail lands and no landlord lien waivers, consents, estoppels or collateral access letters shall be required to be delivered in connection with any Collateral; and

(vi)       the Borrower shall not have any obligation to perfect or record notice of any security or Lien in any Intellectual Property created, registered or applied-for in any jurisdiction other than the United States.

Section 5.12         Use of Proceeds.  Use the proceeds of the Loans only for those purposes set forth in the recitals to this Agreement.

Section 6.             NEGATIVE COVENANTS

The Borrower agrees that, so long as the Termination Conditions are not satisfied:

Section 6.1           Limitation on Restricted Payments.

(a)          The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(i)         declare or pay any dividend or make any distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any consolidation, amalgamation or merger other than:

(A)        dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests; or

(B)       dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(ii)        purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower, including in connection with any consolidation, amalgamation or merger;

(iii)       make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than (x) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one (1) year of the date of purchase, repurchase or acquisition, and (y) Indebtedness of the Borrower to a Restricted Subsidiary or a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; or

(iv)        make any Restricted Investment;

(v)        (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”).

(b)          Section 6.1(a) shall not prohibit any of the following:

(i)         the payment of any dividend or distribution or the consummation of any redemption within sixty (60) days after the date of declaration thereof or notice of such redemption, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(ii)        the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of new Indebtedness of the Borrower or a Guarantor, as the case may be, which is incurred in compliance with Section 6.3 so long as:

(A)        the principal amount (or accreted value) of such new Indebtedness does not exceed the principal amount (or accreted value), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, plus the amount of any premium and any tender premiums, defeasance costs or other fees and expenses incurred in connection with the issuance of such new Indebtedness,

(B)       such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) ninety-one (91) days following the Maturity Date, and

(C)      such Indebtedness (x) has a Weighted Average Life to Maturity which is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) requires no or nominal payments in cash prior to the date that is ninety-one (91) days following the Maturity Date (other than scheduled payments prior to the date that is ninety-one (91) days following the Maturity Date not in excess of, or prior to, the scheduled payments due prior to such date for the Indebtedness being so redeemed, repurchased, acquired or retired);

(iii)       a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Borrower held by any future, present or former employee, member of management, officer, director or consultant (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Borrower or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder agreement; provided that the aggregate Restricted Payments made under this clause (iii) may not exceed $5,000,000; provided, further, that any such amount under this clause (iii) may be increased by an amount not to exceed:

(A)       the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower to employees, members of management, officers, directors or consultants of the Borrower or any of its Subsidiaries that occurred after the Closing Date; plus

(B)      the cash proceeds of key man life insurance policies received by the Borrower and the Restricted Subsidiaries after the Closing Date; less

(C)       the amount of any Restricted Payments previously made pursuant to subclauses (A) and (B) of this Section 6.1(b)(iii);

provided, further, that (x) the Borrower may elect to apply all or any portion of the aggregate increase contemplated by subclauses (A) and (B) of this Section 6.1(b)(iii) and (y) cancellation of Indebtedness owing to the Borrower from any present or former employee, member of management, officer, director or consultant of the Borrower or any of its Subsidiaries in connection with the repurchase of Equity Interests of the Borrower or any direct or indirect parent entity of the Borrower shall not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(iv)        the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any other Restricted Subsidiary or any class or series of preferred stock of any Restricted Subsidiary issued in accordance with Section 6.3 to the extent such dividends are included in the definition of “Fixed Charges”;

(v)        the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower after the Closing Date; provided that the aggregate amount of dividends paid pursuant to this clause (v) shall not exceed the aggregate amount of cash actually received by the Borrower from the sale of such Designated Preferred Stock; provided, however, in the case of this Section 6.1(b)(v), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a pro forma basis, the Fixed Charge Coverage Ratio would be equal to or greater than 2.00 to 1.00;

(vi)        [reserved];

(vii)      (A) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and repurchases of Equity Interests or options to purchase Equity Interests in connection with the exercise of stock options to the extent necessary to pay applicable withholding taxes, and (B) payment of dividend equivalents pursuant to grants of Equity Interests to employees and directors of the Borrower or any of its Restricted Subsidiaries under the Borrower’s equity incentive plans;

(viii)      [reserved];

(ix)       other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this Section 6.1(b)(ix) not to exceed $30,000,000;

(x)       Restricted Payments by the Borrower or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(xi)        the purchase by the Borrower of fractional shares arising out of stock dividends, splits or combinations or business combinations;

(xii)      distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets and purchases and repurchases of Securitization Assets in connection with a Qualified Securitization Financing;

(xiii)    (A) payments by the Borrower or any Restricted Subsidiary to any Permitted Investor (whether directly or indirectly) of management, consulting, monitoring, refinancing, transaction or advisory fees, and related expenses or termination fees, including payments or reimbursements made to satisfy advances or payments made on behalf of or for the Borrower or any Restricted Subsidiary and (B) customary payments and reimbursements by the Borrower or any Restricted Subsidiary to any Permitted Investor (whether directly or indirectly) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures;

(xiv)      [reserved];

(xv)       payment or distributions to satisfy dissenters’ or appraisal rights pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Section 6.9;

(xvi)     Restricted Payments made in connection with the Series B GCM Securities, only to the extent required under the terms thereof as in effect on the Closing Date;

(xvii)     Restricted Payments made in connection with the Rail Co. Equity Securities (subject to Section 6.10); and

(xviii)    (A) any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower (other than any Disqualified Stock) (“Refunding Capital Stock”) and (B) if immediately prior to the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Borrower (“Retired Capital Stock”), the Fixed Charge Coverage Ratio would be equal to or greater than 2.00 to 1.00, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (iv), (v) and (ix) of this Section 6.1(b), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)          [Reserved].

(d)         For purposes of this Section 6.1, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described in this Section 6.1 and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Borrower may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

Section 6.2          Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)         The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(i)        (A) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits; or

(B)         pay any Indebtedness owed to the Borrower or any Restricted Subsidiary;

(ii)          make loans or advances to the Borrower or any Restricted Subsidiary; or

(iii)       sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary that is a Guarantor.

(b)          The restrictions in Section 6.2(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(i)           contractual encumbrances or restrictions in effect on the Closing Date;

(ii)         the Demand Notes and the Refinancing Notes;

(iii)     purchase money obligations for property acquired in the ordinary course of business and lease obligations (including Capitalized Lease Obligations and any encumbrance or restriction pursuant to any arrangement entered into in the ordinary course of business providing for the lease or rental by a customer of the Borrower or any Restricted Subsidiary, as the case may be, from the Borrower or any such Restricted Subsidiary, as lessor, of any assets or personal property and any amendment, extension, renewal, modification or combination of any of the foregoing, including the sale of assets to lease customers upon termination any of the foregoing pursuant to the terms thereof) that impose restrictions of the nature discussed in Section 6.2(a)(iii) above on the property so acquired;

(iv)        applicable law or any applicable rule, regulation or order;

(v)         any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person so acquired and its Subsidiaries, other than the Person and its Subsidiaries, or the property or assets of the Person, so acquired;

(vi)      contracts for the sale of assets or the sale of a Subsidiary, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;

(vii)       Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 6.3 and 6.6 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(viii)     restrictions on cash (or Cash Equivalents) or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix)         [reserved];

(x)        customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(xi)        customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(xii)      customary provisions contained in licenses or sub-licenses of Intellectual Property and software or other general intangibles entered into in the ordinary course of business;

(xiii)      restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any Restricted Subsidiary is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance solely of the property or assets of the Borrower or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xiv)    any such encumbrance or restriction pursuant to an agreement governing Indebtedness, Disqualified Stock or preferred stock incurred pursuant to Section 6.3, which encumbrances or restrictions are, in the good faith judgment of the Borrower not materially more restrictive, taken as a whole, than customary provisions in comparable financings and that the management of the Borrower determines, at the time of such financing, shall not materially impair the Borrower’s ability to make payments as required under the Loan Documents;

(xv)       restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Borrower, are necessary or advisable to effect such Qualified Securitization Financing;

(xvi)      the Series B GCM Securities and the Rail Co. Equity Securities; and

(xvii)    any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 6.2(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xvi) of this Section 6.2(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing are, in the good faith judgment of the Borrower, no more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.3          Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)         The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock.

(b)          The provisions of Section 6.3(a) shall not apply to:

(i)         the incurrence of Indebtedness of the Borrower or any of the Guarantors under revolving Credit Facilities in an aggregate amount at any time outstanding pursuant to this Section 6.3(b)(i) not to exceed $50,000,000;

(ii)        the incurrence by the Borrower or any Restricted Subsidiary of (A) Indebtedness under this Agreement, (B) the Series B GCM Securities; (C) the Rail Co. Equity Securities, (D) the Demand Notes and (E) the Refinancing Notes;

(iii)       Indebtedness of the Borrower or the Restricted Subsidiaries in existence on the Closing Date, plus interest accruing thereon;

(iv)      Indebtedness in connection with any ordinary course letter of credit facilities, purchase money indebtedness, Capital Lease Obligations, sale-leaseback transactions and equipment financings in an aggregate principal amount not exceeding $50,000,000;

(v)        Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued, or deposits made, in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence;

(vi)       Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(vii)      Indebtedness of the Borrower to a Restricted Subsidiary; provided that, other than in the case of (a) intercompany liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and the Restricted Subsidiaries and (b) intercompany lease obligations, any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the Obligations; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this Section 6.3(b)(vii);

(viii)     Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that, other than in the case of (A) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its subsidiaries to finance working capital needs of the Restricted Subsidiaries and (B) intercompany lease obligations, if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed in each case to be an incurrence of such Indebtedness not permitted by this Section 6.3(b)(viii);

(ix)      shares of preferred stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Borrower or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this Section 6.3(b)(ix);

(x)       Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) and any guarantees thereof;

(xi)       obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and guarantees of indemnification obligations provided by the Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(xii)       [reserved];

(xiii)      (A) any guarantee by the Borrower of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement, or (B) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower or another Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by the Borrower or such other Restricted Subsidiary is permitted under the terms of this Agreement;

(xiv)     the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under Section 6.3(a) and clauses (ii), (iii), (xiv), (xv) and (xxiv) of this Section 6.3(b) or any Indebtedness, Disqualified Stock or preferred stock issued to extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including tender premiums), defeasance costs, underwriting discounts, other costs and expenses and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; so long as such Refinancing Indebtedness:

(A)       solely in the case of Indebtedness incurred pursuant to Section 6.3(b)(iii) or any Refinancing Indebtedness of such Indebtedness, (x) has a Weighted Average Life to Maturity which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being so extended, replaced, refunded, refinanced, renewed or defeased or (y) requires no or nominal payments in cash prior to the date that is ninety-one (91) days following the Maturity Date (other than scheduled payments prior to the date that is ninety-one (91) days following the Maturity Date not in excess of, or prior to, the scheduled payments due prior to such date for the Indebtedness being so extended, replaced, refunded, refinanced, renewed or defeased);

(B)        to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (x) Indebtedness subordinated in right of payment to the Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Obligations at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (y) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively; and

(C)       shall not include (x) Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of the Borrower or (y) Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of a Guarantor.

(xv)       [reserved]

(xvi)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(xvii)    any increase in the aggregate amount of all outstanding Series B GCM Securities or Rail Co. Series A Preferred Units in the form of accrued and accumulated dividends pursuant to the Series B GCM Certificate of Designations or the Rail Co. LLCA, respectively;

(xviii)    [reserved];

(xix)     Indebtedness of the Borrower or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xx)       Indebtedness of the Borrower or any Restricted Subsidiary arising in connection with trade creditors or customers or endorsements of instruments for deposit, in each case, in the ordinary course of business;

(xxi)      Indebtedness of the Borrower or any Restricted Subsidiary pursuant to any Qualified Securitization Financing;

(xxii)    Indebtedness consisting of Indebtedness from the repurchase, retirement or other acquisition or retirement for value by the Borrower of common stock (or options, warrants or other rights to acquire common stock) of the Borrower from any future, current or former officer, director, manager, employee or consultant (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Borrower or any of its Subsidiaries or their authorized representatives to the extent described in Section 6.1(b)(iii);

(xxiii)    Indebtedness of the Borrower or any Restricted Subsidiary undertaken in connection with cash management and related activities, including netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements, with respect to the Borrower, any Subsidiary or joint venture in the ordinary course of business;

(xxiv)    Indebtedness of the Borrower or any Restricted Subsidiary borrowed from or guaranteed by any federal, state or local governmental entities or agencies incurred for investment in, or the purchase, lease, development, construction, maintenance or improvement of property (real or personal) or equipment that is used or useful in, a Similar Business;

(xxv)     [reserved];

(xxvi)    [reserved];

(xxvii)   [reserved]; and

(xxviii)  Permitted Indebtedness.

(c)         For purposes of determining compliance with this Section 6.3, in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (i) through (xxviii) of Section 6.3(b) or is entitled to be incurred pursuant to Section 6.3(a), the Borrower, in its sole discretion, may classify or reclassify such item of Indebtedness in any manner that complies with this covenant and the Borrower may divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 6.3(a) and (b).  Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock and the reclassification of any operating lease as a Capitalized Lease Obligation as a result of (i) the modification or extension of the term of such lease or (ii) changes in GAAP that are not a result of a modification or extension pursuant to clause (i) shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this Section 6.3.

(d)         For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

(e)         The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(f)        The Borrower shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Borrower or such Guarantor unless such Indebtedness is expressly subordinated in right of payment to the Obligations or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated in right of payment to other Indebtedness of the Borrower or such Guarantor, as the case may be.

(g)         The Borrower shall not permit any Restricted Subsidiary or intermediate holding company to, directly or indirectly, incur any Indebtedness for borrowed money, except for Permitted Indebtedness.

Section 6.4           Asset Sales.

(a)         The Borrower shall not, and shall not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale unless:

(i)         the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (at the time of contractually agreeing to such Asset Sale) of the assets or Equity Interests sold or otherwise disposed of; and

(ii)        except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(A)      any liabilities (as shown on the Borrower’s, or such Restricted Subsidiary’s most recent internally available balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary (other than liabilities that are (1) contingent, (2) by their terms subordinated to the Obligations in contractual right of payment, (3) with respect to a sale, conveyance, transfer or disposition of Collateral, unsecured liabilities of the Borrower or (4) with respect to a sale, conveyance, transfer or disposition of Collateral, liabilities that are secured by Liens on the Collateral that rank junior to the Liens securing the Obligations) that are assumed by the transferee of any such assets and as a result of which the Borrower and its Restricted Subsidiaries are no longer obligated with respect to such liabilities or are indemnified against further liabilities;

(B)       any securities, notes or other obligations or assets received by the Borrower or a Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 90 days following the closing of such Asset Sale;

(C)        any Capital Stock or assets, so long as such receipt of Capital Stock or assets would qualify under Section 6.4(b)(ii),

shall be deemed to be cash or Cash Equivalents for purposes of this provision and for no other purpose.

(b)        The Net Proceeds of any Asset Sale shall be applied in accordance with Section 2.11(a).  To the extent that any Net Proceeds constitute Refused Proceeds, the Borrower or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

(i)          [reserved];

(ii)        to make an investment in (A) any one or more businesses, (B) capital expenditures or (C) acquisitions of other property or long-term assets that, in each of clauses (A), (B) and (C), are used or useful in a Similar Business;

(iii)      to reduce Equal Priority Obligations of the Borrower or any Guarantor, other than Indebtedness owed to the Borrower or any Restricted Subsidiary; provided that the acquisition of Indebtedness of a Guarantor by the Borrower shall constitute a reduction in such Indebtedness; or

(iv)        any combination of the foregoing.

(c)          Notwithstanding the foregoing, to the extent that repatriation to the United States of America of any or all the Net Proceeds of any Asset Sale by a Foreign Subsidiary (x) is prohibited or delayed by applicable local law or (y) would have a material adverse tax consequence (taking into account any foreign tax credit or other net benefit actually realized in connection with such repatriation that would not otherwise be realized), as determined by the Borrower in its sole discretion exercised in good faith, the portion of such Net Proceeds so affected shall not be required to be applied in compliance with this covenant, and such amounts may be retained by the applicable Foreign Subsidiary; provided that clause (x) of this Section 6.4(c) shall apply to such amounts for so long, but only for so long, as the applicable local law shall not permit repatriation to the United States of America (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if such repatriation of any of such affected Net Proceeds is permitted under the applicable local law and is not subject to clause (y) of this Section 6.4(c), then such repatriation shall be promptly effected and such repatriated Net Proceeds shall be applied (net of additional taxes payable or reserved against as a result thereof, to the extent not already taken into account under the definition of “Net Proceeds”) in compliance with this covenant.  The time periods set forth in this covenant shall not start until such time as the Net Proceeds may be repatriated (whether or not such repatriation actually occurs).

Section 6.5           Transactions with Affiliates.

(a)         The Borrower shall not, and shall not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10,000,000, unless:

(i)       such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary at the time of such transaction or at the time of the execution of the agreement providing therefor than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and

(ii)         with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50,000,000, the Borrower delivers to the Administrative Agent a resolution adopted by a majority of the disinterested directors on the Board of Directors of the Borrower approving such Affiliate Transaction.

(b)         Section 6.5(a) shall not apply to the following:

(i)       transactions between or among the Borrower and/or any of the Restricted Subsidiaries and/or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(ii)         Restricted Payments permitted by Section 6.1 and the definition of “Permitted Investments”;

(iii)      payment of reasonable and customary fees and reasonable out-of-pocket costs and compensation (including salaries, bonuses and equity) paid to, and reimbursement of expenses and indemnities provided on behalf of, officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary;

(iv)       transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 6.5(a)(i);

(v)      payments or loans (or cancellation of loans) to employees or consultants of the Borrower or any Restricted Subsidiary which are approved by the Borrower or the applicable Restricted Subsidiary in good faith;

(vi)       any agreement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment, taken as a whole, is no less favorable in any material respect to the Borrower and its Restricted Subsidiaries than the agreement in effect on the Closing Date (as determined by the Borrower in good faith));

(vii)      the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or joint venture, investors or shareholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by the Borrower or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this Section 6.5(b)(vii) to the extent that the terms of any such amendment or new agreement, taken as a whole, is not disadvantageous to the Lenders in any material respect compared to the agreement in effect on the date of this Agreement (as determined by the Borrower in good faith), or is otherwise customary;

(viii)     transactions with customers, clients, suppliers, trade creditors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement;

(ix)       the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any Affiliate of the Borrower and other customary rights in connection therewith;

(x)        transactions or payments pursuant to any employee, officer or director compensation (including bonuses) or benefit plans, employment agreements, severance agreement, indemnification agreements or any similar arrangements entered into in the ordinary course of business or approved by the Borrower;

(xi)        transactions in the ordinary course with joint ventures in which the Borrower or a Subsidiary of the Borrower holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions are no less favorable to the Borrower or such Subsidiary participating in such joint ventures than they are to other joint venture partners, in each case as determined by the Borrower in good faith;

(xii)     transactions with a Person that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(xiii)   transactions involving Securitization Assets, or participations therein, in connection with any Qualified Securitization Financing;

(xiv)     any Indebtedness from time to time owing by the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary;

(xv)      any servicing and/or management agreements or arrangements in effect on the Closing Date or any amendment, modification or supplement to such servicing and/or management agreements or arrangements or replacement thereof or any substantially similar servicing and/or management agreement or arrangement entered into after the Closing Date;

(xvi)    any transaction with an Affiliate of the Borrower where the only consideration paid by the Borrower or any Restricted Subsidiary is the issuance of Equity Interests (other than Disqualified Stock);

(xvii)    the licensing or sub-licensing of Intellectual Property and software or other general intangibles in the ordinary course of business;

(xviii)   investments by Fortress or its Affiliates in securities of the Borrower or any Restricted Subsidiary so long as the investment is being or has been offered generally to other unaffiliated investors on the same or more favorable terms or the securities are acquired in market transactions;

(xix)     any transactions (including any sale and leaseback transactions or other lease obligations) by and among Fortress or its Affiliates and the Borrower and its Restricted Subsidiaries, as the case may be, so long as the terms of such transaction are not materially less favorable to the Borrower or the relevant Restricted Subsidiary at the time of such transaction or at the time of the execution of the agreement providing therefor than those that would be obtained in a comparable transaction by the Borrower or such Subsidiary with a non-Affiliate of Fortress; and

(xx)     (A) payments by the Borrower or any Restricted Subsidiary to any Permitted Investor (whether directly or indirectly) of management, consulting, monitoring, refinancing, transaction or advisory fees, and related expenses or termination fees, including payments or reimbursements made to satisfy advances or payments made on behalf of or for the Borrower or any Restricted Subsidiary and (B) customary payments and reimbursements by the Borrower or any Restricted Subsidiary to any Permitted Investor (whether directly or indirectly) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures.

Section 6.6          Liens.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien that secures obligations under any Indebtedness of the Borrower or any Guarantor (the “Initial Lien”) of any kind upon any of its property or assets, now owned or hereafter acquired unless (a) in the case of any Initial Lien on any Collateral, such Initial Lien is a Permitted Lien and (b) in the case of any Initial Lien on any asset or property that is not Collateral, (i) the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the Obligations secured by such Initial Lien until such time as such Obligations are no longer secured by such Initial Lien or (ii) such Initial Lien is a Permitted Lien.

Any Lien created for the benefit of the Lenders pursuant to clause (b)(i) of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien that gave rise to the obligation to secure the Obligations.  In addition, in the event that an Initial Lien is or becomes a Permitted Lien, the Borrower may, at its option and without consent from any Lender, elect to release and discharge any Lien created for the benefit of the Lenders pursuant to the preceding paragraph in respect of such Initial Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.  The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increase in the value of property securing Indebtedness.

Section 6.7           Limitation on Guarantees and Incurrence of Indebtedness by Restricted Subsidiaries.

(a)         The Borrower shall not permit any of its Restricted Subsidiaries to guarantee any Indebtedness for borrowed money of the Borrower (other than Standard Securitization Undertakings in connection with a Qualified Securitization Financing) in an aggregate principal amount in excess of $100,000,000 unless either (A) such Restricted Subsidiary is a Guarantor or (B) such Restricted Subsidiary:

(i)        within forty-five (45) days of the date on which it guarantees such debt, executes and delivers to the Administrative Agent a Guarantee, the form of which is attached as Exhibit E hereto (or a joinder thereto), pursuant to which such Restricted Subsidiary shall guarantee on a senior basis all of the Obligations a joinder to the Security Agreement and other Security Documents, if applicable, and takes all actions reasonably required to perfect the liens created thereunder; and

(ii)      delivers to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel (which may contain customary exceptions) that such Guarantee (or joinder thereto) has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes legal, valid, binding and enforceable obligations of such Restricted Subsidiary.

(b)         If the Borrower otherwise elects to have a Restricted Subsidiary that is a Domestic Subsidiary become a Guarantor, then, in each such case, the Borrower shall cause such Restricted Subsidiary to execute and deliver to the Administrative Agent a Guarantee, the form of which is attached as Exhibit E hereto (or a joinder thereto), pursuant to which such Restricted Subsidiary shall guarantee all of the Obligations, along with an Officer’s Certificate and an Opinion of Counsel, on the terms set forth in Section 6.7(a)(ii), a joinder to the Security Agreement and other Security Documents, if applicable, and take all actions reasonably required to perfect the liens created thereunder.

(c)         Each Guarantee shall be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(d)          Each Guarantee shall be released upon the terms and in accordance with Section 9.20.

Section 6.8           [Reserved].

Section 6.9           Amalgamation, Merger, Consolidation or Sale of All or Substantially All Assets.

(a)        The Borrower may not consummate a Division as the Dividing Person or consolidate with, amalgamate or merge into (whether or not the Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all its properties or assets, taken as a whole, in one or more related transactions, to any Person unless:

(i)        (A) the Borrower shall be the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized or existing under the laws of a Permitted Jurisdiction (such Person, as the case may be, being herein called the “Successor Company”) or (B) in the case of a Division where the Borrower is the Dividing Person, each Division Successor shall remain or become a co-borrower of the Loans;

(ii)       (A) the Successor Company, if other than the Borrower, expressly assumes all the obligations of the Borrower under the Loan Documents, including any Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and the applicable Security Documents pursuant to supplements, joinders to the applicable Security Documents, any Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or other customary documents or instruments, as applicable, or (B) in the case of a Division where the Borrower is the Dividing Person, each Division Successor shall remain or become a co-borrower of the Loans pursuant to supplemental indentures, joinders to the applicable Security Documents, any Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or other customary documents or instruments, as applicable;

(iii)        immediately after such transaction no Event of Default shall have occurred and be continuing;

(iv)        immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period:

(A)        the Fixed Charge Coverage Ratio for the Successor Company or the Division Successors, as applicable, and the Restricted Subsidiaries would be equal to or greater than 2.00 to 1.00; or

(B)        the Fixed Charge Coverage Ratio for the Successor Company or the Division Successors, as applicable, and the Restricted Subsidiaries would be equal to or greater than such ratio for the Borrower and the Restricted Subsidiaries immediately prior to such transaction;

(v)         each Guarantor, unless it is the other party to the transactions described in Section 6.9(a)(i) through (iv), in which case Section 6.9(b)(ii) shall apply, shall have by written agreement confirmed that its Guarantee shall apply to such Person’s Obligations; and

(vi)     the Borrower, such Successor Company or Division Successors, as applicable, shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indentures, amendments, supplements or other instruments, if any, comply with this Agreement.

The Successor Company or Division Successor shall succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents, and the Borrower shall automatically be released and discharged from its obligations under the Loan Documents.  Notwithstanding the foregoing clauses (iii) and (iv),

(vii)       the Borrower may consolidate with, amalgamate or merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to any Guarantor;

(viii)     any Restricted Subsidiary may consolidate with, amalgamate or merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Borrower;

(ix)       the Borrower may consolidate with, amalgamate or merge into with an Affiliate of the Borrower solely for the purpose of reincorporating or reorganizing the Borrower in any Permitted Jurisdiction so long as the amount of Indebtedness of the Borrower and the Restricted Subsidiaries is not increased thereby (unless such increase is permitted by this Agreement);

(x)        the Borrower may convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of the Borrower or the laws of any Permitted Jurisdiction; and

(xi)        the Borrower may change its name.

(b)        Subject to Section 9.20, each Guarantor shall not, and the Borrower shall not permit any Guarantor to (i) consummate a Division as the Dividing Person or (ii) consolidate with, amalgamate or merge into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all its properties or assets, taken as a whole, in one or more related transactions, to any Person (other than the Borrower or a Guarantor) unless, in the case of this clause (b)(ii):

(A)        (1) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized or existing under the laws of a Permitted Jurisdiction (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(2)        the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Loan Documents and such Guarantor’s Guarantee, any Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement and the applicable Security Documents pursuant to supplemental indentures, joinders to the applicable Security Documents, any Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or other customary documents or instruments, as applicable;

(3)        immediately after such transaction no Event of Default shall have occurred and be continuing;

(4)       the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indentures, amendments, supplements or other instruments, if any, comply with this Agreement; and

(5)        with respect to the Guarantors, the transaction is not prohibited by Section 6.4.

(c)       Subject to Section 9.20, the Successor Person shall succeed to, and be substituted for, such Guarantor under the Loan Documents and such Guarantor’s Guarantee, and such Guarantor shall automatically be released and discharged from its obligations under the Loan Documents and such Guarantee.  Notwithstanding the foregoing Section 6.9(b),

(i)        a Guarantor may (x) consolidate with, amalgamate or merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Borrower or any Guarantor or (y) dissolve if such Guarantor sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all its properties and assets to another Person in compliance with Section 6.4, and, after giving effect to such sale, assignment, transfer, lease, conveyance or disposition and prior to such dissolution, has no or a de minimis amount of assets;

(ii)        any Restricted Subsidiary may consolidate with, amalgamate or merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to any Guarantor;

(iii)       a Guarantor may consolidate with, amalgamate or merge into an Affiliate of the Borrower solely for the purpose of reincorporating or reorganizing such Guarantor in any Permitted Jurisdiction so long as the amount of Indebtedness of the Borrower and the Restricted Subsidiaries is not increased thereby (unless such increase is permitted by this Agreement);

(iv)      a Guarantor may convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor or the laws of any Permitted Jurisdiction;

(v)          a Guarantor may change its name; and

(vi)     a Guarantor that is an LLC may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Guarantors at such time.

Section 6.10         Rail Co. Equity Securities.

(a)         Rail Co. shall not pay any cash distributions in respect of the Rail Co. Equity Securities: provided, however, for any taxable period ending after the Closing Date for which Rail Co. is a partnership for U.S. federal income tax purposes, Rail Co. may make distributions to any holder of Rail Co. Series A Preferred Units in an aggregate amount in such taxable period not to exceed the product of (1) the taxable income of Rail Co. allocated to such holder for such taxable period, reduced (but not below zero) by the total taxable losses of Rail Co. allocated to such holder in prior taxable periods ending after the Closing Date to the extent such taxable losses (i) have not reduced taxable income of Rail Co. allocated to such holder for a prior taxable period and (ii) can be utilized (taking into account applicable limitations on deducibility) to offset against the taxable income of Rail Co. for the taxable period in question, calculated by assuming that such holder’s only items of income, gain, loss, and deduction for all relevant taxable periods are items allocated to it by Rail Co., and (2) the maximum combined U.S. federal, state and local and foreign income tax rate that is applicable to such holder (or its direct or indirect partners or members, as applicable) in respect of the taxable income allocated to it during such taxable period, taking into account the deductibility of state and local income tax for U.S. federal income tax purposes (to the extent permitted) and taking into account the character of the taxable income in question; provided that any distributions permitted pursuant to this clause (a) shall be reduced by the amount of any U.S. federal, state, local and foreign income taxes paid or payable by Rail Co. directly to relevant Governmental Authorities on behalf of such holder; provided further that the amount of distributions permitted pursuant to this clause (a) in no event shall be less than the amount of Tax Distributions (as defined in the Rail Co. LLCA) required under Section 3.1(g) of the Rail Co. LLCA (as determined by the Borrower in good faith).

(b)         The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, amend or modify the terms of the Rail Co. Equity Securities to the extent that any such amendment or modification, taken as a whole, would be materially adverse to the Lenders.

Section 7.             EVENTS OF DEFAULT

Section 7.1          Events of Default.

(a)          Each of the following events shall constitute an “Event of Default”:

(i)        the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within thirty (30) days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(ii)         any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(iii)     any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a) or Section 6; or

(iv)       any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (i) through (iii) of this Section 7.1(a)), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (A) the date on which a Responsible Officer of any Loan Party obtains knowledge of such default and (B) the date on which the Borrower has received written notice of such default from the Administrative Agent, or if such default is of a nature that it cannot with reasonable effort be completely remedied within said period of thirty (30) days, such additional period of time as may be reasonably necessary to cure same; provided that the applicable Loan Party commences such cure within such thirty (30) day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed sixty (60) days; or

(v)        default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Borrower or any Restricted Subsidiary (or the payment of which is guaranteed by the Borrower or any Restricted Subsidiary), other than Indebtedness owed to the Borrower or a Restricted Subsidiary, whether such Indebtedness or guarantee exists of the Closing Date or is created after the Closing Date, if both:

(A)       such default either (x) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods and extensions thereof) or results in any such Indebtedness becoming due prior to its stated final maturity; or (y) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B)     the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods and any extensions thereof), or the maturity of which has been so accelerated, exceeds $50,000,000 at any one time outstanding, in each case without such acceleration having been rescinded, annulled or otherwise cured; provided that if any such acceleration is being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, then the Event of Default by reason thereof would not be deemed to have occurred until the conclusion of such proceedings; provided, further, that such default shall not be an Event of Default with respect to (1) Indebtedness owed to the Borrower or a Restricted Subsidiary, or (2) Indebtedness of a Restricted Subsidiary as to which the Borrower delivers to the Administrative Agent an Officer’s Certificate certifying a resolution adopted by the Borrower to the effect that the obligees of such Indebtedness have no recourse to the assets of the Borrower; or

(vi)      failure by the Borrower or any Significant Subsidiary to pay final judgments for the payment of money aggregating in excess of $25,000,000 (to the extent not adequately covered by insurance as to which a solvent insurance company has not denied coverage or an indemnity by a third party with an Investment Grade Rating from any Rating Agency), which final judgments remain unpaid, undischarged, unwaived and unstayed for a period of more than ninety (90) days after such judgment becomes final, and in the event such judgment is covered by insurance or indemnity, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; provided that such failure shall not be an Event of Default with respect to a judgment against a Significant Subsidiary as to which the Borrower delivers to the Administrative Agent an Officer’s Certificate certifying a resolution adopted by the Board of Directors of the Borrower to the effect that the creditors of such Significant Subsidiary have no recourse to the assets of the Borrower or any Guarantor (other than such Significant Subsidiary) and that the Board of Directors of the Borrower has determined in good faith that the assets of such Significant Subsidiary have a Fair Market Value less than the sum of (x) the amount of such outstanding judgment, and (y) the outstanding Indebtedness of such Significant Subsidiary; or

(vii)       the Borrower or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A)         commences proceedings to be adjudicated bankrupt or insolvent;

(B)       consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(C)        consents to the appointment of a receiver, liquidator, assignee, trustee or other similar official of it or for all or substantially all of its property;

(D)         makes a general assignment for the benefit of its creditors; or

(E)          makes an admission in writing of its inability generally to pay its debts as they become due; or

(viii)      a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)       is for relief against the Borrower or any Significant Subsidiary in a proceeding in which it is to be adjudicated bankrupt or insolvent;

(B)       appoints a receiver, liquidator, assignee, trustee or other similar official of the Borrower or any Significant Subsidiary or for all or substantially all of the property of the Borrower or any Significant Subsidiary; or

(C)       orders the liquidation of the Borrower or any Significant Subsidiary and the order or decree remains unstayed and in effect for sixty (60) consecutive days;

(ix)        a Change of Control shall occur;

(x)       the guarantee contained in any Guarantee Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 8.11 or the terms thereof), to be in full force and effect or any Loan Party shall so assert in writing; or

(xi)        (A) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Agreement or the Security Documents) or any Loan Party shall so assert in writing, in each case, other than (x) in accordance with the terms of the relevant Security Document and this Agreement and (y) the occurrence of the Termination Conditions.

(b)        If any Event of Default shall have occurred and be continuing, then, and in any such event, (i) if such event is an Event of Default specified in Section 7.1(a)(vii) or Section 7.1(a)(viii) with respect to the Borrower, the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically and immediately become due and payable, and (ii) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

Section 7.2       Application of Proceeds.  All proceeds collected by the Administrative Agent upon any collection, sale, foreclosure or other realization upon any Guarantee or any Collateral (including any distribution pursuant to a plan of reorganization), including any Collateral consisting of cash, shall be applied as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Loan Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of the Borrower and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of all Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

THIRD, to the Borrower, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

In addition, in the event that the Administrative Agent receives any non-cash distribution upon any collection, sale, foreclosure or other realization upon any Collateral, such non-cash distribution shall be allocated in the manner described above, with the value of such non-cash distribution being reasonably determined by the Administrative Agent; provided that the Administrative Agent shall apply any cash distribution in accordance with this Section 7.2 prior to application of any such non-cash distribution.  The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

Section 8.            THE ADMINISTRATIVE AGENT

Section 8.1           Appointment and Authority.

(a)          Each of the Lenders hereby irrevocably appoints Barclays to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 8.1 are solely for the benefit of the Administrative Agent and the Lenders, and none of the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions (except as provided in Section 8.6 below).

(b)          The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as collateral agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 8 and Section 9 (including Section 9.5(b), as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto.

Section 8.2           Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.3          Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)        shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided;

(c)         shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)        shall not be liable for any action taken or not taken by it under or in connection with this Agreement or the other Loan Documents (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.1) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct, as determined by a final nonappealable judgment of a court of competent jurisdiction.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower or a Lender;

(e)         shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, (vi) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien (including the priority thereof) granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (vii) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times, (viii) providing, maintaining, monitoring or preserving insurance on or the payment of Taxes with respect to any of the Collateral or (ix) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items, but not the sufficiency or completeness expressly required to be delivered to the Administrative Agent or (x) the compliance or breach of any covenants set forth in Sections 5 and 6;

(f)        shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as the Administrative Agent;

(g)        shall not be required to (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or powers, or (ii) otherwise incur any financial liability in the performance of its duties hereunder or the exercise of any of its rights or powers, except for such expense, indemnity or liability, if any, arising out of the Administrative Agent’s gross negligence, bad faith or willful misconduct in the performance of its duties hereunder or under any other Loan Document, as determined by a final nonappealable judgment of a court of competent jurisdiction; and

(h)         shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions or Affiliated Lenders.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or an Affiliated Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution or any Affiliated Lender.

No requirement in any Loan Document for a Loan Party to provide evidence, opinion, information, documentation or other material requested or required by the Administrative Agent shall be construed to mean that the Administrative Agent has any responsibility to request or require such evidence, opinion, information, documentation or other material.  No Lender shall assert, and each Lender hereby waives, any claim against the Administrative Agent, including any predecessor agent, its sub-agents and their respective Affiliates in respect of any action taken or omitted to be taken by any of them, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

Section 8.4         Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any Lender), independent accountants and other experts, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5         Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.6        Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed) unless an Event of Default under Section 7.1(a)(i), (vii) or (viii) is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, with the consent of the Borrower (not to be unreasonably withheld or delayed) unless an Event of Default under Section 7.1(a)(i), (vii) or (viii) is continuing, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if no qualifying Person has accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such resignation shall nonetheless become effective in accordance with such notice on the Removal Effective Date and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) except for any indemnity payments or other amounts owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Person directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 8 and Section 9.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.7           Non-Reliance on Administrative Agent and Other Lenders.  Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (iii) it has, independently and without reliance upon the Agent or any other Lender or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 8.8          No Other Duties, Etc.  Anything herein to the contrary notwithstanding, the Arrangers listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacities, as applicable, as the Administrative Agent or a Lender hereunder.

Section 8.9          Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.8 and 9.5) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 9.5.Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

Section 8.10         Erroneous Payments.

(a)         If the Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.  A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)       Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)         (A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)        such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.10(b).

(c)         Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)        In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Promissory Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment.  The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf).  For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)       The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)        To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of setoff or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(g)         Each party’s obligations, agreements and waivers under this Section 8.10(g) shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 8.11         Collateral and Guaranty Matters.

(a)         Each of the Lenders irrevocably authorizes the Administrative Agent to (i) release or evidence the release of any Lien on any property granted to or held by the Administrative Agent under any Loan Document or to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document, and (ii) release any Guarantor from its obligations under a Guarantee Agreement, in each case, as provided in Section 9.20.

(b)        Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property or release any Guarantor from its obligations under the Loan Documents, in each case, pursuant to Section 9.20.

Section 8.12       Withholding Taxes.  To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify the Administrative Agent against, and shall make payable in respect thereof within thirty (30) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document otherwise against any amount due the Administrative Agent under this Section 8.12.  The agreements in this Section 8.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 8.13       Intercreditor Agreements and Security Documents.  The Lenders hereby authorize and direct the Administrative Agent to execute and deliver the Security Documents, any Equal Priority Intercreditor Agreement, and any Junior Priority Intercreditor Agreement in which the Administrative Agent is named as a party, including any Security Document executed after the Closing Date.  It is hereby expressly acknowledged and agreed that, in doing so, the Administrative Agent is (a) expressly authorized to make the representations attributed to Lenders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose.  Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, any Equal Priority Intercreditor Agreement, any Junior Priority Intercreditor Agreement or any Security Documents, the Administrative Agent shall have all of the rights, immunities, indemnities, privileges and other protections granted to it under this Agreement and the Security Documents (in addition to those that may be granted to it under the terms of such other agreement or agreements).

Section 9.            MISCELLANEOUS

Section 9.1          Amendments and Waivers.  Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1.  The Required Lenders, the Borrower and each other Loan Party which is a party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent, the Borrower and each other Loan Party which is a party to the relevant Loan Document may, from time to time, (x) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding or removing any provisions to this Agreement or the other Loan Documents or changing in any manner the rights and obligations of the Lenders or of the Loan Parties hereunder or thereunder or (y) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that the Administrative Agent may, with the consent of the Borrower only and without the need to obtain the consent of any Lender, amend, supplement or modify this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, supplement or modification does not adversely affect the rights of any Lender or the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided, further, however, that no such waiver and no such amendment, supplement or modification shall:

(a)         Forgive or reduce the principal amount of any Loan, extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest, fee or premium payable under this Agreement (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the time for payment of any interest, fees or premium or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly and adversely affected thereby;

(b)       amend, modify or waive any provision of this Section 9.1 or, except as contemplated by the last paragraph of this Section 9.1, reduce any percentage specified in the definition of “Required Lenders,” in each case, without the consent of each Lender, or reduce the consent required under any provision pursuant to which the consent of Required Lenders is necessary, without the consent of each Lender directly and adversely affected thereby;

(c)         consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the consent of each Lender;

(d)         amend, modify or waive any provision of Section 8, or any other provision affecting the rights, duties or obligations of the Administrative Agent, without the consent of the Administrative Agent;

(e)         amend, modify or waive any provision of Section 2.14 and Section 7.2 without the consent of each Lender directly and adversely affected thereby;

(f)          release all or substantially all of the value of the Guarantee Agreements, without the written consent of each Lender, except (A) to the extent the release of any Subsidiary from a Guarantee Agreement is permitted pursuant to Section 9.20 (in which case such release may be made without the consent of any Lender) or (B) upon satisfaction of the Termination Conditions; or

(g)          release all or substantially all of the Collateral, without the written consent of each Lender, except upon satisfaction of the Termination Conditions;

provided, further, that any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender) solely to grant a new Lien for the benefit of the Lenders or extend an existing Lien over additional property.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender prior to such Lender funding its Loans on the Closing Date, then for so long as such Lender is a Defaulting Lender, the Loan Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to this Section 9.1); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in this Section 9.1, require the consent of such Defaulting Lender in accordance with the terms hereof.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided that delivery of an executed signature page of any such instrument by electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

Notwithstanding the foregoing, any Guarantee Agreements, Security Documents and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent and the Borrower only and without the need to obtain the consent of any Lender if such amendment or waiver is delivered solely to the extent necessary to (A) comply with local Law or advice of local counsel or (B) cause such Guarantee Agreement, Security Document or related document to be consistent with this Agreement and the other Loan Documents.

Section 9.2           Notices.  Except as otherwise provided in Section 2.6(c), all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by email), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of email notice, when received, addressed (a) in the case of the Borrower and the Administrative Agent, as follows, (b) in the case of the Lenders, at their primary address set forth below their name on Appendix A or otherwise indicated to Administrative Agent in writing or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

the Borrower:	FTAI Infrastructure Inc.
111 W. 19th Street, 2nd Floor
New York, NY 10011
	Attention:	Kenneth Nicholson Frank Carfora
	Telephone:	(212) 515-4644
	Email:	knicholson@fortress.com fcarfora@fortress.com

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: David Passes
Telephone: (212) 735-2954

The Administrative Agent:	Barclays Bank PLC
400 Jefferson Park Whippany, NJ 07981
Attention: David Brace; US Loan Origination Agency
Telephone: 201-499-9948
Email for: bdmagency@barclays.com David.brace@barclays.com

provided that any notice, request or demand to or upon the Administrative Agent or any Lender shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER HEREUNDER (“BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of materials and/or information provided by or on behalf of the Borrower hereunder through the Platform or the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 9.3        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4          Survival of Representations and Warranties.  All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

Section 9.5           Payment of Expenses; Indemnification.

(a)        The Borrower agrees (i) to pay or reimburse each of the Agents and the Arrangers for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facility (other than fees payable to syndicate members) and the development, negotiation, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (with respect to the fees of counsel, limited to the reasonable and documented fees and disbursements of one law firm as lead counsel to the Agents and the Arrangers and one law firm as local counsel to the Agents and the Arrangers, taken as a whole, in any relevant jurisdiction) and the charges of any Platform, (ii) to pay or reimburse each Lender and the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including all costs and expenses incurred during any legal proceeding, including any proceeding under any Bankruptcy Laws, the reasonable and documented fees and disbursements of a single law firm as counsel to the Lenders and the Agents taken as a whole and one local counsel to the Lenders and the Agents taken as a whole in any relevant material jurisdiction (or, with respect to enforcement, any relevant jurisdiction) and, if a conflict exists among such Persons, one additional primary counsel and, if necessary or advisable, one local counsel in each relevant jurisdiction, (iii) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all reasonable recording and filing fees and any and all reasonable liabilities with respect to, or resulting from any delay in paying Other Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (iv) to pay, indemnify or reimburse each Lender, the Agents, each Arranger, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, claims (including Environmental Claims), actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (limited to, in the case of counsel, the reasonable and documented fees and disbursements of a single law firm as counsel to the Indemnitees taken as a whole and one local counsel to the Indemnitees taken as a whole in any relevant jurisdiction and, if a conflict exists among such Persons, one additional primary counsel and, if necessary or advisable, one local counsel (plus if applicable, any additional counsel in the event of a conflict) in each relevant jurisdiction) whether direct, indirect, special or consequential, incurred by an Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (A) the execution, enforcement or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (B) any Loan or the use or proposed use of the proceeds thereof, (C) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any liability under any Environmental Law related in any way to the Borrower or any of its Subsidiaries or any of their respective properties, or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, in each case, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower, any other Loan Party, its other affiliates, security holders or creditors or any other person, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (iv), collectively, the “Indemnified Liabilities”), but excluding, in each case, Taxes other than any Taxes that represent Indemnified Liabilities arising from a non-tax claim; provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (x) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith, willful misconduct or material breach of its obligations under this Agreement of such Indemnitee or (y) resulted from any dispute that does not involve an act or omission by the Borrower or any of its affiliates, shareholders, partners or other equity holders and that is brought by an Indemnitee against another Indemnitee other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent or an Arranger under the Facility.  No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems.  Neither the Borrower nor any Indemnitee shall be liable for any special, indirect, consequential or punitive damages in connection with the Facility; provided that nothing contained in this provision shall limit the Borrower’s indemnification obligations under Section 9.5 and under the Loan Documents to the extent such special, indirect, consequential and punitive damages are due and payable to any third-party claim in connection with which any indemnified party is entitled to indemnification hereunder. The Agents, Arrangers and Indemnitees shall notify the Borrower promptly of any claim for which it may seek indemnity; provided that failure to provide such notice shall not relieve the Borrower of its obligations under this Agreement or the other Loan Documents unless the Borrower is materially and adversely affected thereby.Without limiting the foregoing, and to the extent permitted by applicable Law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 9.5 shall be payable not later than thirty (30) days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to the Borrower at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent.  The agreements in this Section 9.5 shall survive the termination of the Commitments and the repayment of the Loans and all other amounts payable hereunder.

(b)        Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) of this Section 9.5 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

Section 9.6           Successors and Assigns; Participations and Assignments.

(a)         This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, the Arrangers, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

(b)         Any Lender may, without the consent of the Borrower, in accordance with applicable Law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents; provided, however, that no Lender shall be permitted to sell any such participating interest to (i) any of the Permitted Investors, any of their respective Affiliates or any of their respective associated investment funds, (ii) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person) or (iii) a Disqualified Institution (it being understood that the list of Disqualified Institutions shall be available to all Lenders).  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 9.1.  The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 2.14 as fully as if such Participant were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled through the Lender granting the participation to the benefits of Sections 2.15, 2.16 or 2.17 (subject to the requirements and limitations of such Sections, Section 2.18 and 2.19, including the requirements of Sections 2.17(f) and (g) (it being agreed that any required forms shall be provided solely to the participating Lender)) with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, except to the extent that entitlement to a greater amount results from a Change in Law that occurs after such Participant acquires the applicable participation, unless such transfer was made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed).  Each Lender that sells a participation (and each Granting Lender whose SPC provides a Loan) shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant (and each such SPC) and the principal and interest amounts of each Participant’s (and each such SPC’s) interest in the Loans held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary.  No Lender shall have any obligation to disclose all or any portion of a Participant Register (including the identity of any Participant (or any SPC) or any information relating to a Participant’s (or a SPC’s) interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(c)        Any Lender (an “Assignor”) may, in accordance with applicable Law, at any time and from time to time, assign to any Lender or any Affiliate, Related Fund or Control Investment Affiliate thereof, or to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement (pursuant to an Assignment and Acceptance executed by such Assignee and such Assignor and delivered to the Administrative Agent for its acceptance and recording in the Register) with the written consent of (i) the Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required if any assignment is being made to a Lender, an Affiliate of a Lender or a Related Fund and (ii) to the extent that any such assignment would result in the Arrangers, in their capacity as lenders, holding less than 51% of the aggregate principal amount of the outstanding Loans, the Borrower (which consent may be withheld in the sole discretion of the Borrower for any purposes); provided that no consent of the Borrower shall be required (1) if a Demand Failure Event has occurred and is continuing, (2) if an Event of Default under Section 7.1(a)(i), (vii) or (viii) has occurred and is continuing or (3) if any assignment is being made to any Lender, an Affiliate of a Lender or a Related Fund; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice of such assignment thereof.  No assignment to an Assignee (other than any Lender or any Affiliate thereof) of Loans shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interests in the Facility under this Agreement) and, after giving effect thereto, the assigning Lender (if it shall retain any Loans) shall have Loans in an aggregate principal amount of at least $1,000,000 unless otherwise agreed by the Administrative Agent and the Borrower.  No Lender shall be permitted to assign all or any part of its rights and obligations under this Agreement to (i) any of the Permitted Investors, any of their respective Affiliates or any of their respective associated investment funds, (ii) the Borrower or any of its Subsidiaries, (iii) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person) or (iv) any Disqualified Institution (it being understood that the list of Disqualified Institutions shall be available to all Lenders).  Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent of the interest assigned in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Sections 2.16, 2.17 and 9.5 in respect of the period prior to such effective date).  For purposes of the minimum assignment amounts set forth in this clause, multiple assignments by two or more Related Funds shall be aggregated.  The Administrative Agent shall not be responsible for monitoring the Disqualified Institutions list and shall have no liability for non-compliance by any Lender.

(d)        Notwithstanding anything herein to the contrary, any Lender may, at any time, assign all or any portion of its rights and obligations under this Agreement in respect of its Loans to any Affiliated Lender on a non-pro rata basis through open market purchases at prices at or above the full par value of such Loans without the consent of the Administrative Agent; provided that:

(i)           [reserved];

(ii)       any Loans acquired by any Non-Debt Fund Affiliate may (but shall not be required to) be contributed to the Borrower or any of its Subsidiaries (it being understood that any Loans so contributed shall, to the extent permitted by applicable Law, be retired and canceled promptly upon such contribution); provided that upon any such cancellation, the aggregate outstanding principal amount of the Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Loans so contributed and canceled;

(iii)     the relevant Affiliated Lender and the Assignor shall have executed an Affiliated Lender Assignment and Acceptance and shall have identified itself as an Affiliated Lender on such Affiliated Lender Assignment and Acceptance;

(iv)       after giving effect to the relevant assignment and to all other assignments to all Affiliated Lenders, the aggregate principal amount of all Loans then held by all Affiliated Lenders shall not exceed 30.0% of the aggregate principal amount of the Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof) (the “Affiliated Lender Cap”); provided that each party hereto acknowledges and agrees that the Administrative Agent have no duty to monitor, and shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with, any compliance or non-compliance with this clause (d)(iv) or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Loan made available to Affiliated Lenders by means other than formal assignment (e.g., as a result of an acquisition of another Lender (other than any Debt Fund Affiliate) by any Affiliated Lender)); provided, further, that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellation thereof), the assignment of the relevant excess amount shall be null and void;

(v)         no Default or Event of Default exists at the time of the entry into a binding agreement with respect to the relevant open market purchase;

(vi)       by its acquisition of Loans, each relevant Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A)        the Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote; provided that (x) such Affiliated Lender shall have the right to vote (and the Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Affiliated Lender; and

(B)       such Affiliated Lender, solely in its capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) solely among the Administrative Agent and any Lender or solely among Lenders and, in each case, to which the Loan Parties and their representatives are not invited, or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive a Funding Notice and notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2);

(vii)     no Affiliated Lender shall be required to represent or warrant that, as of the date of any such purchase or assignment, it is not in possession of material non-public information with respect to the Borrower and/or any Subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 9.6(d); and

(viii)     in any proceeding under any Debtor Relief Law, the interest of any Affiliated Lender in any Loan will be deemed to be voted in the same proportion as the vote of Lenders that are not Affiliated Lenders on the relevant matter and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code of the United States is not deemed to have been so voted, then such vote will be (A) deemed not to be in good faith and (B) “designated” pursuant to Section 1126(e) of the Bankruptcy Code of the United States such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code of the United States; provided that each Affiliated Lender will be entitled to vote its interest in any Loan for any plan of reorganization or other arrangement with respect to which the relevant vote being sought proposes to treat the interest of such Affiliated Lender in such Loan in a manner that is less favorable to such Affiliated Lender than the proposed treatment of Loans held by other Lenders.

Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans to any Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase Loans and/or Commitments on a non-pro rata basis through open market purchases without the consent of the Administrative Agent, in each case, notwithstanding the requirements set forth in subclauses (i) through (viii) of this clause (d); provided that the Loans held by all Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document; it being understood and agreed that the portion of the Loans that accounts for more than 49.9% of the relevant Required Lender action shall be deemed to be voted pro rata along with other Lenders that are not Debt Fund Affiliates.  Any Loans acquired by any Debt Fund Affiliate may (but shall not be required to) be contributed to the Borrower or any of its Subsidiaries for purposes of cancelling such Indebtedness (it being understood that any Loans so contributed shall be retired and canceled immediately upon thereof); provided that upon any such cancellation, the aggregate outstanding principal amount of the Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Loans so contributed and canceled.

(e)         Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (provided, however, that (i) Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (ii) no such fee shall be required to be paid in the case of an Assignee which is already a Lender or any affiliate, Related Fund or Control Investment Affiliate thereof), the Administrative Agent shall (A) promptly accept such Assignment and Acceptance and (B) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower.  On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the applicable Promissory Notes of the assigning Lender) a new Promissory Note to such Assignee in an amount equal to the Loans assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained Loans, upon request, a new Promissory Note to the Assignor in an amount equal to the Loans retained by it hereunder.  Such new Promissory Note or Promissory Notes shall be dated the Closing Date and shall otherwise be in the form of the Promissory Note or Promissory Notes replaced thereby.

(f)       For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.6 concerning assignments of Loans and Promissory Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Promissory Notes, including any pledge or assignment by a Lender of any Loan or Promissory Note to any Federal Reserve Bank in accordance with applicable Law.

(g)        Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  Each party hereto also agrees that each SPC shall be entitled to the benefits of Sections 2.15, 2.16 or 2.17 (subject to the requirements and limitations of such Sections, Section 2.18 and 2.19, including the requirements of Sections 2.17(f) and (g) (it being agreed that any required forms shall be provided solely to the Granting Lender)) with respect to its granted interest in the Commitments and the Loans outstanding from time to time as if such SPC were a Lender; provided that no SPC shall be entitled to receive any greater amount pursuant to any such Section than the Granting Lender would have been entitled to receive in respect of the amount of the interest granted by such Granting Lender to such SPC had no such grant occurred, except to the extent that entitlement to a greater amount results from a Change in Law that occurs after such interest was granted, unless such transfer was made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed).  In addition, notwithstanding anything to the contrary in this Section 9.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower or its Affiliates may be disclosed only with the Borrower’s consent which will not be unreasonably withheld.  This Section 9.6(g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

Section 9.7       Setoff.  In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuation of any Event of Default, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.8           Counterparts.

(a)         This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by email or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b)        The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, the electronic matching of assignment terms and contract formations on the electronic platform DocuSign, digital copies of a signatory’s manual signature and deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

Section 9.9        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.10    Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 9.11        GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) BASED UPON, ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9.12         Submission To Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)        submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, in each case, in the County of New York, Borough of Manhattan, and appellate courts from any thereof;

(b)        consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)         agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 9.2 or at such other address of which the Administrative Agent (or in the case of the Administrative Agent, the other parties hereto) shall have been notified pursuant thereto;

(d)        agrees that the Administrative Agent and the Lenders retain the right to bring proceedings against any Loan Party in the courts of any other jurisdiction in connection with the exercise of any rights under the Security Documents or the enforcement of any judgment;

(e)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(f)        waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.12 any special, exemplary, punitive or consequential damages.

Section 9.13        Acknowledgments.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (ii) each of the Borrower and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) each of the Administrative Agent, the Arrangers and the Lenders are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) none of the Administrative Agent, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (c) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests to the Borrower or any of its Affiliates; and (d) each of the Administrative Agent, the Arrangers and the Lenders (i) is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services, (ii) in the ordinary course of business, may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships and (iii) with respect to any securities and/or financial instruments so held by the Administrative Agent, the Arrangers and the Lenders or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.  To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby agrees not to assert any claim that the Administrative Agent, any Arranger or any Lender owes it any agency, fiduciary or similar duty and agrees no such duty is owed in connection with any aspect of any transaction contemplated hereby.

Section 9.14       Confidentiality.  Each of the Administrative Agent and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement (“Information”); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section 9.14 or substantially equivalent provisions, (c) to any of its or its affiliates’ employees, directors, agents, attorneys, accountants and other professional advisors, it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (d) to any financial institution that is a direct or indirect contractual counterparty or potential counterparty in swap agreements with the Borrower or any Subsidiary of the Borrower or such contractual counterparty’s or potential counterparty’s professional advisor in connection with transactions under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (so long as such actual or potential contractual counterparty or professional advisor to such actual or potential contractual counterparty agrees to be bound by the provisions of this Section 9.14 or substantially equivalent provisions), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) to the extent required in response to any order of any court or other Governmental Authority or to the extent otherwise required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section 9.14, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (j) to any other party hereto, (k) with the consent of the Borrower, (l) in connection with the exercise of any remedy hereunder or under any other Loan Document or (m) to market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents; provided that disclosure pursuant to this clause (m) is limited to non-identifying information; provided that, in the event a Lender receives a summons or subpoena to disclose confidential information to any party, such Lender shall, if legally permitted and practicable, endeavor to notify the Borrower thereof as soon as possible after receipt of such request, summons or subpoena and to afford the Loan Parties an opportunity to seek protective orders, or such other confidential treatment of such disclosed information, as the Loan Parties may deem reasonable.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing in this Section 9.14 is intended to prohibit any Person or its affiliates’ officers, directors, employees and representatives from voluntarily disclosing or providing any Information to any governmental, regulatory or self-regulatory organization to the extent that any such prohibition on disclosure set forth herein shall be prohibited by the laws or regulations applicable to such governmental, regulatory, or self-regulatory organization, including as may be required by the rules, regulations, schedules and forms of the Securities and Exchange Commission, the Commodity Futures Trading Commission or FINRA, provided that the Loan Parties shall be informed promptly thereof of such disclosure to the extent lawfully permitted to do so.

Section 9.15        Accounting Changes.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, and either the Borrower or the Required Lenders shall so request (or if the Administrative Agent notifies the Borrower that the Required Lenders so request), then the Borrower and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made.  Until such time as such an amendment shall have been executed and delivered in accordance with Section 9.1, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.  “Accounting Change” refers to (i) any election by the Borrower to apply IFRS accounting principles in lieu of GAAP in accordance with the definition of “GAAP” hereunder and (ii) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the FASB, GAAP, any other generally accepted accounting authority which provides regulation standard or, if applicable, the SEC.

Section 9.16      WAIVERS OF JURY TRIAL.  EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER IN LAW OR EQUITY) AND FOR ANY COUNTERCLAIM THEREIN.

Section 9.17         Conversion of Currencies.

(a)         If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)        The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrower contained in this Section 9.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.18       USA PATRIOT ACT.  Each Lender that is subject to the PATRIOT Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.19        Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.20         Release of Collateral and Guarantees.  Each of the Lenders irrevocably authorizes the Administrative Agent to be the agent of the Lenders with respect to the Collateral, the Guarantee Agreements and the Security Documents and the Administrative Agent agrees that:

(a)       The Guarantee of any Guarantor shall be automatically and unconditionally released, and no further action by such Guarantor or the Administrative Agent is required for the release of such Guarantor’s Guarantee under a Guarantee Agreement or any other Loan Document, if:

(i)        in connection with any sale, exchange, transfer or other disposition of all or substantially all the assets of that Guarantor (including by way of merger, consolidation or dissolution) to a Person that is not the Borrower or a Restricted Subsidiary, if the sale, exchange, transfer or other disposition does not violate this Agreement;

(ii)         in connection with any sale, transfer or other disposition of Capital Stock of that Guarantor to a Person that is not the Borrower or a Restricted Subsidiary and that results in such Guarantor ceasing to be a Restricted Subsidiary, if the sale, transfer or other disposition does not violate this Agreement;

(iii)        [reserved]; and

(iv)        solely with respect to any Restricted Subsidiary that became a Guarantor pursuant to Section 6.7, so long as such Restricted Subsidiary does not then have outstanding any other Indebtedness or guarantees that would give rise to an obligation to provide a guarantee pursuant to Section 6.7, upon the release or discharge by such Guarantor of Indebtedness that gave rise to such Restricted Subsidiary becoming a Guarantor or the Guarantor being released as a Guarantor of such Indebtedness (it being understood that a release subject to a contingent reinstatement is still a release, and if any such Indebtedness of such Guarantor is so reinstated, such Guarantee shall also be reinstated).

(b)        The Administrative Agent’s Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically and fully released (i) upon satisfaction of the Termination Conditions, (ii) at the time the property subject to such Lien is sold (other than to any Person that would be required pursuant to any Security Document to grant a Lien on such Collateral to the Administrative Agent for the benefit of the Secured Parties after giving effect to such disposition) as part of or in connection with any disposition permitted hereunder or under any other Loan Document, (iii) to the extent (and only for so long as) such property constitutes an “Excluded Asset,” (iv) as required pursuant to the terms of any Equal Priority Intercreditor Agreement or any Junior Priority Intercreditor Agreement or (v) if approved, authorized or ratified in writing in accordance with Section 9.1.

(c)        On the date that the Termination Conditions are satisfied, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and the Borrower under the Security Documents shall terminate, all without the need to deliver any instrument or performance of any act by any Person.

(d)         It will promptly execute, authorize or file such documentation as may be reasonably requested by any Borrower to release, or evidence the release (in registrable form, if applicable), its Liens with respect to any Collateral as set forth in this Section 9.20; provided that the foregoing shall be at the Borrower’s expense and in form and substance reasonably satisfactory to the Administrative Agent.

Section 9.21        Acknowledgment and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

Section 9.22       Acknowledgment Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(a)         In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.23       Equal Priority Intercreditor Agreement.  If the Borrower or any Guarantor (i) incurs any obligations in respect of Equal Priority Obligations at any time when no applicable Equal Priority Intercreditor Agreement is in effect or at any time when Indebtedness constituting Equal Priority Obligations entitled to the benefit of an existing Equal Priority Intercreditor Agreement is concurrently retired, and (ii) delivers to the Administrative Agent an Officer’s Certificate so stating and requesting the Administrative Agent to enter into an equal priority intercreditor agreement (in customary market form (as reasonably determined by the Administrative Agent and the Borrower as set forth in an Officer’s Certificate delivered to the Administrative Agent)) in favor of a designated agent or representative for the holders of the Equal Priority Obligations so incurred, the Administrative Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Borrower, including reasonable legal fees and expenses of the Administrative Agent), bind the Lenders on the terms set forth therein and perform and observe its obligations thereunder.

Section 9.24        Junior Priority Intercreditor Agreement.  If the Borrower or any Guarantor incurs Junior Priority Obligations secured (and permitted by this Agreement to be secured) by Liens on the Collateral having, or intending to have, a Junior Lien Priority ranking relative to the Liens on the Collateral securing the Obligations, the Administrative Agent and the applicable Junior Priority Collateral Agent(s) will enter into a junior priority intercreditor agreement (in customary market form (as reasonably determined by the Administrative Agent and the Borrower as set forth in an Officer’s Certificate delivered to the Administrative Agent)) (as the same may be amended, restated, renewed, replaced or otherwise modified from time to time, a “Junior Priority Intercreditor Agreement”).  The Junior Priority Intercreditor Agreement may be entered into and amended from time to time thereafter without the consent of the Lenders to add other parties holding Equal Priority Obligations and/or Junior Priority Obligations permitted to be incurred and secured under this Agreement and the relevant agreements, or their respective representatives.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

FTAI INFRASTRUCTURE INC.,
as the Borrower

By:	/s/ Kenneth Nicholson
	Name:	Kenneth Nicholson
	Title:	Chief Executive Officer

[FTAI Infrastructure Inc. – Signature Page to Credit Agreement]

BARCLAYS BANK PLC,
as Administrative Agent, Lender and Arranger

By:	/s/ Craig J. Malloy
	Name:	Craig J. Malloy
	Title:	Director

[FTAI Infrastructure Inc. – Signature Page to Credit Agreement]

DEUTSCHE BANK SECURITIES INC.,
as Arranger

By:	/s/ Edwin Roland
	Name:	Edwin Roland
	Title:	Managing Director

By:	/s/ Ryan Corning
	Name:	Ryan Corning
	Title:	Managing Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH
as Lender

By:	/s/ Philip Tancorra
	Name:	Philip Tancorra
	Title:	Director

By:	/s/ Suzan Onal
	Name:	Suzan Onal
	Title:	Director

[FTAI Infrastructure Inc. – Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING,
as Lender and Arranger

By:	/s/ Maya Venkatraman
	Name:	Maya Venkatraman
	Title:	Authorized Signatory

[FTAI Infrastructure Inc. – Signature Page to Credit Agreement]

Schedule 1.1

Commitments

Lender	Commitment

Barclays Bank PLC	$500,000,000.00
Deutsche Bank Cayman Islands Branch	$500,000,000.00
Morgan Stanley Senior Funding, Inc.	$250,000,000.00
Total Commitments	$1,250,000,000.00